Questar Recast 2009 Form 10-K

Exhibit No. 99.1.

TABLE OF CONTENTS

Page No.

PART II

EXPLANATORY NOTE

2

Item 6.

SELECTED FINANCIAL DATA

3

Item 7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

4

Item 7A.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

13

Item 8.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

15

PART IV

Item 15.

EXHIBITS, FINANCIAL STATEMENT SCHEDULES

46

SIGNATURES

49

EXPLANATORY NOTE

Effective May 18, 2010, Questar Market Resources, Inc., (Market Resources) a wholly-owned subsidiary of Questar Corporation (Questar or Company), merged with and into its newly-formed, wholly-owned subsidiary, QEP Resources, Inc. (QEP), a Delaware corporation in order to reincorporate in the State of Delaware (Reincorporation Merger). The Reincorporation Merger was effected pursuant to an Agreement and Plan of Merger entered into between Market Resources and QEP. The Reincorporation Merger was approved by the boards of directors of Market Resources and QEP and submitted to a vote of, and approved by, Questar, as sole shareholder of Market Resources, and by Market Resources, as sole shareholder of QEP on May 18, 2010.

On June 30, 2010, Questar distributed all of the shares of common stock of QEP held by Questar to Questar shareholders in a tax-free, pro rata dividend (the Spinoff). Each Questar shareholder received one share of QEP common stock for each one share of Questar common stock held (including fractional shares) at the close business on the record date. In connection therewith, QEP distributed Wexpro Company (Wexpro), a wholly-owned subsidiary of QEP, to Questar. In addition, Questar contributed $250.0 million of equity to QEP prior to the Spinoff.

The financial information presented in this Current Report on Form 8-K recasts QEP’s financial condition and operating results as discontinued operations for all periods presented and reflects Wexpro’s financial condition and operating results as a separate line of business. A summary of discontinued operations can be found in Note 3 to the consolidated financial statements in Item 8 of this Current Report on Form 8-K.

In addition, this Current Report on Form 8-K includes a revised report of oil and gas reserves of Questar Exploration and Production Company, a former subsidiary, provided by independent petroleum engineers. Questar Exploration and Production Company was renamed QEP Energy Company and is a subsidiary of QEP.

PART II

ITEM 6.  SELECTED FINANCIAL DATA.

Selected financial data for the five years ending December 31, 2009, is provided in the table below. Refer to Item 7 and Item 8 in Part II of this Current Report on Form 8-K for discussion of facts affecting the comparability.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(recast)	(recast)	(recast)	(recast)	(recast)
	(in millions, except per-share amounts)
Results Of Operations
Revenues	$1,109.9	$1,201.9	$1,080.2	$1,200.1	$1,084.8
Operating income	328.2	307.3	257.2	244.7	206.8
Income from continuing operations	180.5	172.2	145.8	138.0	111.2
Discontinued operations net of income taxes	212.8	511.6	361.6	306.1	214.5
Net income attributable to Questar	$ 393.3	$ 683.8	$ 507.4	$ 444.1	$ 325.7
Earnings per common share attributable to Questar
Basic from continuing operations	$1.03	$1.00	$0.84	$0.81	$0.66
Basic from discontinued operations	1.23	2.96	2.11	1.79	1.26
Basic total	$2.26	$3.96	$2.95	$2.60	$1.92
Diluted from continuing operations	$1.02	$0.98	$0.83	$0.80	$0.64
Diluted from discontinued operations	1.21	2.90	2.05	1.74	1.23
Diluted total	$2.23	$3.88	$2.88	$2.54	$1.87
Weighted-average common shares outstanding
Used in basic calculation	174.1	172.8	172.0	170.9	169.6
Used in diluted calculation	176.3	176.1	175.9	175.2	174.3
Financial Position
Total assets of continuing operations	$3,189.7	$3,115.7	$2,809.7	$2,433.5	$2,375.3
Total assets of discontinuing operations	5,828.9	5,741.0	3,336.8	2,858.9	2,298.6
Total assets at December 31,	$9,018.6	$8,856.7	$6,146.5	$5,292.4	$4,673.9
Total liabilities of continuing operations	$2,053.1	$2,123.2	$1,824.6	$1,547.6	$1,507.0
Total liabilities of discontinuing operations	3,408.4	3,286.0	1,744.0	1,539.3	1,617.1
Total liabilities at December 31,	$5,461.5	$5,409.2	$3,568.6	$3,086.9	$3,124.1
Capitalization at December 31,
Long-term debt of continuing operations	831.2	821.8	623.2	633.2	633.2
Long-term note payable of continuing operations	-	50.0	-	-	-
Total equity	3,557.1	3,447.5	2,577.9	2,205.5	1,549.8
Book value per common share at December 31,	$20.06	$19.69	$14.92	$12.83	$9.08
Cash Flow From Continuing Operations
Net cash provided by operating activities	$428.8	$271.5	$334.0	$310.2	$246.6
Capital expenditures	(299.8)	(349.0)	(559.4)	(246.1)	(194.3)
Net cash used in investing activities	(249.8)	(357.0)	(494.7)	(177.8)	(292.3)
Net cash provided by (used in) financing activities	(167.5)	74.0	167.1	(136.9)	47.8
--
Dividends Per Share	$0.505	$0.4925	$0.485	$0.465	$0.445

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATION

Following are comparisons of income from continuing operations by line of business:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions, except per-share amounts)
Wexpro	$80.7	$73.9	$59.2	$6.8	$14.7
Questar Pipeline	58.2	58.0	45.0	0.2	13.0
Questar Gas	41.6	40.2	37.4	1.4	2.8
Corporate	-	0.1	4.2	(0.1)	(4.1)
Income from continuing operations	$180.5	$172.2	$145.8	$8.3	$26.4
Earnings per share - diluted	$ 1.02	$ 0.98	$ 0.84	$ 0.04	$ 0.14
Average diluted shares	176.3	176.1	175.9	0.2	0.2

WEXPRO

Wexpro reported net income of $80.7 million in 2009 compared to $73.9 million in 2008 and $59.2 million in 2007. The growth in net income resulted from increased investment in cost-of-service gas development wells. Following is a summary of Wexpro financial and operating results:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions)
Operating Income
Revenues
Operator service fee	$224.9	$210.1	$153.6	$14.8	$56.5
Oil and NGL sales	17.4	30.7	22.8	(13.3)	7.9
Other	0.6	0.2	0.9	0.4	(0.7)
Total Revenues	242.9	241.0	177.3	1.9	63.7
Operating expenses
Operating and maintenance	21.2	23.5	16.5	(2.3)	7.0
General and administrative	17.0	13.7	14.7	3.3	(1.0)
Depreciation, depletion and amortization	58.8	48.5	31.2	10.3	17.3
Production and other taxes	20.0	37.7	20.0	(17.7)	17.7
Oil income sharing	1.0	6.1	4.9	(5.1)	1.2
Total Operating Expenses	118.0	129.5	87.3	(11.5)	42.2
Net (loss) from asset sales	(0.3)	(0.2)	(0.7)	(0.1)	0.5
Operating Income	$124.6	$111.3	$89.3	$ 13.3	$ 22.0
--
Operating Statistics
Production volumes
Natural gas (Bcf)	48.2	46.1	34.9	2.1	11.2
Oil and NGL (MMbbl)	0.4	0.4	0.4	-	-
Oil and NGL average sales price (per bbl)	$46.73	$82.90	$62.65	($36.17)	$20.25
Investment base at year end ($ in millions)	$431.9	$410.6	$300.4	$21.3	$110.2

Revenues

Wexpro earned a 19.9% after-tax return on average investment base for each of the last three years. Pursuant to the Wexpro Agreement, Wexpro recovers its costs and receives an after-tax return on its investment base. Wexpro’s investment base includes its costs of commercial wells and related facilities adjusted for working capital and reduced for deferred income taxes and depreciation. Following is a summary of changes in the Wexpro investment base:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Investment base at beginning of year	$410.6	$300.4	$260.6
Successful development wells and related equipment	101.7	171.2	76.0
Depreciation, depletion & amortization	(56.2)	(43.9)	(28.0)
Change in deferred taxes	(24.2)	(17.1)	(8.2)
Investment base at end of year	$431.9	$410.6	$300.4

Wexpro produced 48.2 Bcf of cost-of-service natural gas for Questar Gas during 2009, up 5% from 46.1 Bcf in 2008. The 2008 production level was 32% higher than 2007. The increased production levels are due to increased investment in gas development wells. Cost-of-service natural gas production provided 51% of Questar Gas's supply requirements in 2009 compared to 49% in 2008 and 34% in 2007.

Revenues from oil and NGL sales decreased 43% in 2009 compared to 2008 after increasing 35% in 2008 compared to 2007. The variability in oil and NGL revenues is due to changes in the market price of oil and NGLs. The average selling price for oil and NGL decreased 44% in 2009 compared to 2008 and increased 32% in 2008 compared to 2007.

Expenses

Operating and maintenance expenses were $0.42 per Mcfe in 2009, $0.48 per Mcfe in 2008 and $0.44 per Mcfe in 2007.  The lower amount in 2009 was due to reduced spending on repairs and well workovers. General and administrative expenses were $3.3 million higher in 2009 compared to 2008 and $1.0 million lower in 2008 compared to 2007. The 2009 increase was due to higher compensation and employee benefit expenses.

Production and other taxes were $17.7 million lower in 2009 compared to 2008 and $17.7 million higher in 2008 compared to 2007. These taxes were $0.39 per Mcfe in 2009, $0.78 per Mcfe in 2008 and $0.53 per Mcfe in 2007. The variability in production and other taxes is due to changes in the wellhead market value of natural gas, oil and NGL production. The average selling price of Rocky Mountain natural gas production was $2.64 per Mcf in 2009, $5.89 per Mcf in 2008 and $3.51 per Mcf in 2007.

Depreciation, depletion and amortization expense was $1.44 per Mcfe in 2009, $1.27 per Mcfe in 2008 and $1.09 per Mcfe in 2007. The depreciation, depletion and amortization rate has been increasing because of higher development costs and the depletion of older lower-cost natural gas reserves.

Under the terms of the Wexpro Agreement, Wexpro shares 54% of its operating income from oil development with Questar Gas after recovery of expenses and a return on Wexpro’s investment in successful wells.  This sharing amounted to $1.0 million in 2009, $6.1 million in 2008 and $4.9 million in 2007. The lower amount in 2009 was due to lower oil and NGL prices.

QUESTAR PIPELINE

Questar Pipeline reported 2009 net income of $58.2 million compared with $58.0 million in 2008, and $45.0 million in 2007. Operating income increased $2.3 million, or 2%, in 2009 compared to 2008 because of asset impairments recorded in 2008. Operating income increased $21.9 million, or 24%, in 2008 compared to 2007 due primarily to transportation-system expansions that were placed in service in late 2007. Following is a summary of Questar Pipeline financial and operating results:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions)
Operating Income
REVENUES
Transportation	$173.2	$172.4	$127.4	$ 0.8	$45.0
Storage	39.4	39.1	39.8	0.3	(0.7)

NGL sales - transportation	7.0	13.9	7.2	(6.9)	6.7
NGL sales - field services	4.2	0.5	1.3	3.7	(0.8)
Energy services	13.7	15.3	16.0	(1.6)	(0.7)
Gas processing	1.2	4.6	8.7	(3.4)	(4.1)
Other	6.7	2.8	5.5	3.9	(2.7)
Total Revenues	245.4	248.6	205.9	(3.2)	42.7
OPERATING EXPENSES
Operating and maintenance	40.1	37.1	33.0	3.0	4.1
General and administrative	36.1	36.8	36.0	(0.7)	0.8
Depreciation and amortization	44.3	42.7	35.0	1.6	7.7
Impairment	-	14.0	-	(14.0)	14.0
Other taxes	8.6	7.8	7.3	0.8	0.5
Cost of sales	1.6	1.8	4.0	(0.2)	(2.2)
Total Operating Expenses	130.7	140.2	115.3	(9.5)	24.9
Net gain from asset sales	0.5	4.5	0.4	(4.0)	4.1
Operating Income	$115.2	$112.9	$ 91.0	$ 2.3	$21.9
--
Operating Statistics
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	624.1	617.3	368.3	6.8	249.0
For Questar Gas	112.9	120.9	113.8	(8.0)	7.1
Total Transportation	737.0	738.2	482.1	(1.2)	256.1
Transportation revenue (per dth)	$0.24	$0.23	$0.26	$0.01	($0.03)
Net-Firm daily transportation demand at December 31, (including White River Hub of 1,020 Mdth and 1,005 Mdth in 2009 and 2008, respectively)	4,243	4,155	3,112	88.0	1,043
Natural gas processing
NGL sales (MMgal)	12.1	8.5	7.2	3.6	1.3
NGL sales price (per gal)	$0.92	$1.70	$1.19	($0.78)	$0.51

Revenues

Following is a summary of major changes in Questar Pipeline revenues for 2009 compared with 2008 and 2008 compared with 2007:

	Change
	2009 vs. 2008	2008 vs. 2007
	(in millions)
Transportation
New transportation contracts	$11.7	$51.0
Expiration of transportation contracts	(6.3)	(8.5)
Other	(4.6)	2.5
NGL sales	(3.2)	5.9
Energy services	(1.6)	(0.7)
Gas processing	(3.4)	(4.1)
Other	4.2	(3.4)
Increase (decrease)	($ 3.2)	$42.7

As of December 31, 2009, Questar Pipeline had firm-transportation contracts of 4,243 Mdth per day, including 1,020 Mdth per day from Questar Pipeline's 50% ownership of White River Hub, compared with 4,155 Mdth per day as of December 31, 2008, and 3,112 Mdth per day as of December 31, 2007. Questar Pipeline has expanded its transportation system in response to growing regional natural gas production and transportation demand. In November 2007, Questar Pipeline placed an expansion of its southern system in service. The southern system expansion increased Questar Pipeline's 2008 firm-transport demand by 175 Mdth per day and revenues by $13.8 million compared to 2007. In December 2007, Questar Overthrust Pipeline placed the Wamsutter expansion project into service. The Wamsutter expansion increased Questar Overthrust Pipeline firm-transport demand by 750 Mdth per day and revenues by $31.2 million in 2008 compared to 2007. Questar Overthrust Pipeline completed a system expansion of its pipeline between Rock Springs and Wamsutter in December 2009 by adding a compressor at its existing Rocks Springs Station and constructing a new compressor station at Point of Rocks, midway between Rock Springs and Wamsutter. The Company has firm contracts for 300 Mdth per day that begins in the first quarter of 2010 and utilizes the expansion capacity.

Questar Gas is Questar Pipeline's largest transportation customer with contracts for 901 Mdth per day. The majority of the Questar Gas transportation contracts extend through mid 2017.  The Rockies Express Pipeline has a lease on the Questar Overthrust Pipeline for 625 Mdth per day through 2027. Wyoming Interstate Company has contracts on the Questar Overthrust Pipeline for 125 Mdth per day through 2019 and for 380 Mdth per day through 2020. In addition, Wyoming Interstate Company has three contracts on Questar Overthrust Pipeline for transportation from Wamsutter to the proposed Ruby Pipeline near Opal that ramp up to 548.5 Mdth per day by 2015. Two of the contracts start in the first quarter of 2010 and one starts in early 2011 with terms ranging from 10 to 12 years. Questar Overthrust Pipeline has filed with the FERC for authorization to construct a 43 mile, 36-inch pipeline loop of its system from Rock Springs west to its Cabin 31 facility to support the Wyoming Interstate Company contracts.

Questar Pipeline owns and operates the Clay Basin underground storage complex in eastern Utah. This facility is 100% subscribed under long-term contracts. In addition to Clay Basin, Questar Pipeline also owns and operates three smaller aquifer gas storage facilities. Questar Gas has contracted for 26% of firm-storage capacity at Clay Basin for terms extending from three to eight years and 100% of the firm-storage capacity at the aquifer facilities for terms extending for eight years.

Questar Pipeline charges FERC-approved transportation and storage rates that are based on straight-fixed-variable rate design. Under this rate design, all fixed costs of providing service including depreciation and return on investment are recovered through the demand charge. About 95% of Questar Pipeline costs are fixed and recovered through these demand charges. Questar Pipeline's earnings are driven primarily by demand revenues from firm shippers. Since only about 5% of operating costs are recovered through volumetric charges, changes in transportation volumes do not have a significant impact on earnings.

NGL sales were 22% lower in 2009 compared to 2008 due to a 46% decrease in NGL prices offsetting a 42% increase in sales volume. NGL sales were 69% higher in 2008 over 2007 due primarily to a 43% increase in NGL prices and an 18% increase in sales volume.

Expenses

Operating and maintenance expenses increased by 8% to $40.1 million in 2009 compared to $37.1 million in 2008 and $33.0 million in 2007 as a result of system expansions and higher labor and service costs. General and administrative expenses decreased 2% to $36.1 million in 2009 compared with $36.8 million in 2008 and $36.0 million in 2007. Operating, maintenance, general and administrative expenses per dth transported declined to $0.10 in 2009 and 2008 compared with $0.14 in 2007. Operating, maintenance, general and administrative expenses include processing and storage costs.

Depreciation expense increased 4% in 2009 compared to 2008 and increased 22% in 2008 compared to 2007 due to investment in pipeline expansions.

Sale of processing plant and gathering lines

Questar Transportation Services, a subsidiary of Questar Pipeline, sold a carbon dioxide processing plant and some associated gathering facilities in the second quarter of 2008. The net investment in these facilities was $20.0 million. The transaction closed in April 2008 and resulted in a pre-tax gain of $3.9 million.

Impairment

There were no impairments in 2009. Charges for asset impairment amounted to $14.0 million in 2008. Questar Pipeline impaired the entire $10.6 million investment in a potential salt cavern storage project located in southwestern Wyoming in the second quarter of 2008 based on a technical and economic evaluation of the project. In the fourth quarter of 2008, Questar Pipeline also took a $3.4 million pre-tax charge for impairment of certain costs associated with the California segment of its Southern Trails Pipeline.

QUESTAR GAS

Questar Gas reported net income of $41.6 million in 2009 compared with $40.2 million in 2008 and $37.4 million in 2007. Operating income increased $2.7 million in 2009 compared with 2008 and increased $8.1 million or 11% in 2008 compared with 2007 due primarily to higher revenues from new-customer growth and the outcome of a rate case that authorized higher recovery in rates of certain costs. Following is a summary of Questar Gas financial and operating results:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions)
Operating Income
REVENUES
Residential and commercial sales	$874.0	$926.7	$876.6	($52.7)	$50.1
Industrial sales	8.3	12.0	9.9	(3.7)	2.1
Transportation for industrial customers	11.2	9.9	9.9	1.3	-
Service	5.4	5.6	5.9	(0.2)	(0.3)
Other	21.0	46.1	30.2	(25.1)	15.9
Total Revenues	919.9	1,000.3	932.5	(80.4)	67.8
Cost of natural gas sold	626.6	736.9	687.2	(110.3)	49.7
Margin	293.3	263.4	245.3	29.9	18.1
Other Operating Expenses
Operating and maintenance	106.4	87.1	73.4	19.3	13.7
General and administrative	42.9	38.7	45.5	4.2	(6.8)
Depreciation and amortization	43.8	41.5	38.8	2.3	2.7
Other taxes	13.3	11.9	11.5	1.4	0.4
Total Other Operating Expenses	206.4	179.2	169.2	27.2	10.0
Operating Income	$ 86.9	$ 84.2	$ 76.1	$ 2.7	$ 8.1
--
Operating Statistics
Natural gas volumes (MMdth)
Residential and commercial sales	109.4	112.3	106.1	(2.9)	6.2
Industrial sales	1.3	1.7	1.6	(0.4)	0.1
Transportation for industrial customers	58.0	62.2	53.8	(4.2)	8.4
Total industrial	59.3	63.9	55.4	(4.6)	8.5
Total deliveries	168.7	176.2	161.5	(7.5)	14.7
Natural gas revenue (per dth)
Residential and commercial	$7.99	$8.25	$8.26	($0.26)	($0.01)
Industrial sales	6.50	6.99	6.18	(0.49)	0.81
Transportation for industrial customers	0.19	0.16	0.18	0.03	(0.02)
System natural gas cost (per dth)	$5.01	$6.14	$ 5.93	($1.13)	$0.21
Colder (warmer) than normal temperatures	5%	8%	2%	(3%)	6%
Temperature-adjusted usage per customer (dth)	109.0	109.9	110.8	(0.9)	(0.9)
Customers at December 31, (in thousands)	898.6	888.6	873.6	10.0	15.0

Margin Analysis

Questar Gas's margin (revenues less gas costs) increased $29.9 million in 2009 compared to 2008 and increased $18.1 million in 2008 compared to 2007. Following is a summary of major changes in Questar Gas's margin for 2009 compared to 2008 and 2008 compared to 2007:

	Change
	2009 vs. 2008	2008 vs. 2007
	(in millions)
New customers	$2.6	$3.9
Change in rates	6.2	4.1
Conservation-enabling tariff	(4.0)	1.0
Change in usage per customer	(1.5)	(1.3)
Demand-side management cost recovery	20.2	6.0
Recovery of gas-cost portion of bad-debt costs	(2.4)	2.9
Other	8.8	1.5
Increase	$29.9	$18.1

At December 31, 2009, Questar Gas served 898,558 customers, up from 888,602 at December 31, 2008. New-customer growth increased the margin by $2.6 million in 2009 and $3.9 million in 2008.

Temperature-adjusted usage per customer decreased 1% in 2009 compared with 2008 and decreased 1% in 2008 compared with 2007. The impact on the company margin from changes in usage per customer has been mitigated by a conservation-enabling tariff (CET) that was approved by the PSCU beginning 2006. The CET resulted in a margin decrease of $4.0 million in 2009 and a margin increase of $1.0 million in 2008.

Weather, as measured in degree days, was 5% colder than normal in 2009 and 8% colder than normal in 2008. A weather-normalization adjustment on customer bills generally offsets financial impacts of moderate temperature variations.

In December 2007, Questar Gas filed a general rate case in Utah. In the second quarter of 2008, Questar Gas received an order from the PSCU increasing rates by $12.0 million. The PSCU reduced Questar Gas's allowed return on equity from 11.2% to 10%. The new rates went into effect in mid-August 2008 and increased the margin by $6.2 million in 2009 and $4.1 million in 2008.

In August 2008, Questar Gas filed a general rate case in Wyoming. In the second quarter of 2009, Questar Gas received an order from the PSCW increasing rates by $0.4 million effective July 2009.  The PSCW allowed a return on equity of 10.5%.

Questar Gas filed a general rate case in Utah in December 2009, requesting an allowed return on equity of 10.6%, an increase in rates of $17.2 million, a mechanism to adjust rates for investment in feeder line replacement, and a continuation of the CET.

Expenses

Cost of natural gas sold decreased 15% in 2009 compared with 2008 due to a decrease in the cost of purchased gas. Cost of natural gas sold increased 7% in 2008 compared with 2007 due to a 6% increase in sales volumes and an increase in the cost of natural gas. Questar Gas accounts for purchased-gas costs in accordance with procedures authorized by the PSCU and the PSCW. Purchased-gas costs that are different from those provided for in present rates are accumulated and recovered or credited through future rate changes. As of December 31, 2009, Questar Gas had a $22.1 million over-collected balance in the purchased-gas adjustment account representing costs recovered from customers in excess of costs incurred.

Operating and maintenance expenses increased $19.3 million in 2009 compared to 2008 due to a $20.2 million increase in DSM costs recovered from customers.  Bad debt costs decreased $3.0 million. Operating and maintenance expenses increased $13.7 million or 19% in 2008 compared to 2007 due primarily to $3.9 million higher bad-debt costs, $5.9 million higher demand-side management costs and $1.4 million higher labor costs. General and administrative costs increased $4.2 million in 2009 compared to 2008 due to higher labor costs. General and administrative expenses decreased $6.8 million or 15% in 2008 compared to 2007 due to $3.5 million lower labor costs and $1.4 million lower legal costs. The sum of operating, maintenance, general and administrative expenses per customer was $166 in 2009 compared to $142 in 2008 and $136 in 2007. DSM costs per customer amounted to $30 in 2009 compared to $7 in 2008 and $1 in 2007.

Depreciation expense increased 6% in 2009 compared to 2008 and increased 7% in 2008 compared to 2007 as a result of plant additions from customer growth and system expansion.

Other Consolidated Results

Interest and Other Income

Interest and other income decreased $10.1 million or 45% in 2009 compared with 2008 after increasing $6.6 million or 41% in 2008 compared with 2007. The details of interest and other income for 2009, 2008 and 2007 are shown in the table below:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions)
Interest income and other earnings	$ 4.1	$ 4.6	$8.4	($0.5)	($ 3.8)
Inventory sales	0.9	3.1	0.1	(2.2)	3.0
Allowance for other funds used during
construction (capitalized finance costs)	2.6	4.1	2.0	(1.5)	2.1
Return earned on working-gas inventory and
purchased-gas-adjustment account	4.9	5.0	5.5	(0.1)	(0.5)
Southern Trails option expiration	-	3.0	-	(3.0)	3.0
Collection of a note receivable	-	2.8	-	(2.8)	2.8
Total	$12.5	$22.6	$16.0	($10.1)	$6.6

Income from unconsolidated affiliate

Income from White River Hub, Questar's sole unconsolidated affiliate, which began operations in 2008, was $3.8 million in 2009 compared to $0.6 million in 2008.

Interest expense

Interest expense fell 7% in 2009 compared with 2008 and rose 33% in 2008 compared to 2007 due primarily to permanent financing activities associated pipeline expansions. Interest rates on the Company's commercial-paper borrowings in 2009 averaged less than 1% per annum after reaching the highest level in recent years in September 2008. Capitalized interest charges on construction projects amounted to $1.2 million in 2009 and in 2008 and $8.0 million in 2007.

Income taxes

The effective combined federal and state income tax rate was 36.6% in 2009 compared with 35.4% in 2008 and 35.2% in 2007.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

Net cash provided by operations of continuing operations increased 58% in 2009 compared to 2008 and decreased 19% in 2008 compared to 2007. Noncash adjustments to net income consisted primarily of depreciation, depletion and amortization, and deferred income taxes. Cash sources from operating assets and liabilities were higher in 2009 primarily due to changes in the values of inventories and receivables. The balance in accounts receivables decreased at December 31, 2009, because of lower natural gas prices for gas distribution operations. Net cash provided by operations of continuing operations is presented below:

	Year Ended December 31,			Change
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
	(in millions)
Net income from continuing operations	$ 180.5	$ 172.2	$ 145.8	$8.3	$26.4
Noncash adjustments to net income	245.0	209.2	132.1	35.8	77.1
Changes in operating assets and liabilities	3.3	(109.9)	56.1	113.2	(166.0)
Net cash provided by operations of continuing operations	$428.8	$271.5	$334.0	$ 157.3	($62.5)

Investing Activities

Capital spending in 2009 amounted to $299.8 million. The details of capital expenditures in 2009 and 2008 and a forecast for 2010 are shown in the table below:

	Year Ended December 31,
	2010 Forecast	2009	2008
	(in millions)
Wexpro	$100.0	$116.2	$143.8
Questar Pipeline	161.4	100.8	78.3
Questar Gas	128.9	82.6	126.3
Corporate	0.2	0.2	0.6
Total capital expenditures	$390.5	$299.8	$349.0

Wexpro

During 2009, Wexpro participated in 71 wells (39.4 net), resulting in 35.4 net successful gas and oil wells and 4.0 net dry or abandoned wells. The 2009 net drilling-success rate was 89.8%. There were 13 gross wells in progress at year-end.

Questar Pipeline

Questar Overthrust Pipeline, a wholly-owned subsidiary of Questar Pipeline, completed a system expansion of its pipeline between Rock Springs and Wamsutter, Wyoming in December 2009 by adding a compressor at its Rock Springs Station and constructing a new compressor station at Point of Rocks, Wyoming.

Questar Gas

During 2009, Questar Gas added 1,215 miles of main, feeder and service lines to provide service to additional customers and replaced high-pressure feeder lines.

Financing Activities

As a result of the 2009 economic downturn, the Company limited 2009 capital expenditures to internally generated cash flow. In 2009, net cash provided by operations of continuing operations of $428.8 million exceeded net cash used in investing activities of continuing operations of $249.8 million by $179.0 million reflecting the strategy. Long-term debt and long-term note payable decreased by a net change of $41.2 million and short-term debt and note payable decreased by a net change of $49.9 million. In 2008, net cash provided by operations of continuing operations of $271.5 million was less than net cash used in investing activities of continuing operations of $357.0 million by $85.5 million. In 2008, long-term debt and long-term note payable increased by $245.2 million net and short-term debt and note payable decreased by $92.0 million.

In September 2009, Questar Pipeline issued $50.0 million of notes due February 2018 with a 5.40% effective interest rate and used the net proceeds to repay $42.0 million of long-term notes that matured in October 2009.

Questar's consolidated capital structure of continuing operations consisted of 48% combined short- and long-term debt and 52% common shareholders' equity at December 31, 2009, compared to 54% combined short- and long-term debt and 46% common shareholders' equity a year earlier. The Company has no long-term debt maturing until 2011 and as of the end of 2009 there was $266 million in unused availability under committed credit lines.

Questar issues commercial paper to meet short-term financing requirements. The Company maintains committed credit lines with banks to provide liquidity support. Credit commitments under the bank lines totaled $435.0 million at December 31, 2009, with no amounts borrowed. Commercial paper outstanding amounted to $169.0 million at December 31, 2009 compared with $231.1 million a year earlier. The table below sets forth credit ratings for Questar and its subsidiaries. The outlook associated with each rating is deemed stable by each rating agency:

	Moody's	Standard & Poor's
Questar Pipeline	A3	BBB+
Questar Gas	A3	BBB+
Questar commercial paper	P-2	A-2

Contractual Cash Obligations and Other Commitments

In the course of ordinary business activities, Questar enters into a variety of contractual cash obligations and other commitments. The following table summarizes the significant contractual cash obligations as of December 31, 2009:

	Payments Due by Year (recast)
	Total	2010	2011	2012	2013	2014	After 2014
	(in millions)
Long-term debt	$830.2	$ -	$182.0	$ 91.5	$42.0	$ -	$514.7
Interest on fixed-rate long-term debt	439.9	52.2	46.6	37.9	31.8	31.6	239.8
Gas-purchase contracts	446.1	81.1	30.9	26.6	26.4	26.4	254.7
Transportation contracts	140.8	16.5	16.5	16.5	16.5	16.5	58.3
Operating leases	9.8	3.9	3.9	2.0	-	-	-
Drilling contracts	4.2	4.2	-	-	-	-	-
Total	$1,871.0	$157.9	$279.9	$174.5	$116.7	$74.5	$1,067.5

Critical Accounting Policies, Estimates and Assumptions

Questar's significant accounting policies are described in Note 1 to the consolidated financial statements included in Item 8 of Part II of this Current Report on Form 8-K. The Company's consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. The preparation of consolidated financial statements requires management to make assumptions and estimates that affect the reported results of operations and financial position. The following accounting policies may involve a higher degree of complexity and judgment on the part of management.

Gas and Oil Reserves

Gas and oil reserve estimates require significant judgments in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, production history, and economic assumptions relating to commodity prices, production costs, severance and other taxes, capital expenditures and remediation costs. The subjective judgments and variances in data for various fields make these estimates less precise than other estimates included in the financial statement disclosures. See Note 16 to the consolidated financial statements included in Item 8 of Part II of this Current Report on Form 8-K for more information on the Company's estimated proved reserves.

Successful Efforts Accounting for Gas and Oil Operations

The Company follows the successful efforts method of accounting for cost-of-service gas- and oil activities. Under this method, the acquisition costs of proved and unproved properties, successful exploratory wells and development wells are capitalized. Other exploration costs, including geological and geophysical costs, the delay rental and administrative costs associated with unproved property and unsuccessful exploratory well costs are expensed. Costs to operate and maintain wells and field equipment are expensed as incurred. Wexpro's cost-of-service operations are contractually limited to a finite set of properties set forth in the Wexpro Agreement, therefore; the Company has not acquired unproved properties and exploratory activities.

Capitalized proved-property-acquisition costs are amortized by field using the unit-of-production method based on proved reserves. Capitalized development and exploratory-well costs are amortized similarly by field based on proved developed reserves. The calculation takes into consideration estimated future equipment dismantlement, surface restoration and property-abandonment costs, net of estimated equipment-salvage values. Other property and equipment are generally depreciated using the straight-line method over estimated useful lives or the unit-of-production method for certain processing plants. A gain or loss is generally recognized only when an entire field is sold or abandoned, or if the unit-of-production amortization rate would be significantly affected.

Revenue Recognition

Questar Gas estimates revenues on a calendar basis even though bills are sent to customers on a cycle basis throughout the month.

The company estimates unbilled revenues for the period from the date meters are read to the end of the month, using usage history and weather information. Approximately one-half month of revenues is estimated in any period. The gas costs and other variable costs are recorded on the same basis to ensure proper matching of revenues and expenses.

Questar Gas tariff provides for monthly adjustments to customer bills to approximate the impact of normal temperatures on non-gas revenues. Questar Gas estimates the weather-normalization adjustment for the unbilled revenue each month. The weather-normalization adjustment is evaluated each month and reconciled on an annual basis in the summer to agree with the amount billed to customers. In 2006, the PSCU approved a three-year pilot program for a conservation enabling tariff effective January 1, 2006, to promote energy conservation. Under the CET, Questar Gas non-gas revenues are decoupled from the volume of gas used by customers. The tariff specifies a margin per customer for each month with differences to be deferred and recovered from customers or refunded to customers through periodic rate adjustments. These adjustments are limited to five percent of non-gas revenues.

Rate Regulation

Regulatory agencies establish rates for the storage, transportation, distribution and sale of natural gas. The regulatory agencies also regulate, among other things, the extension and enlargement or abandonment of jurisdictional natural gas facilities. Regulation is intended to permit the recovery, through rates, of the cost of service, including a return on investment. Questar Gas and Questar Pipeline follow ASC 980 "Regulated Operations," that requires the recording of regulatory assets and liabilities by companies subject to cost-based regulation. The FERC, PSCU and PSCW have accepted the recording of regulatory assets and liabilities.

Employee Benefit Plans

The Company has defined-benefit pension, postretirement medical and life insurance plans covering a majority of its employees. The calculation of the Company's expense and liability associated with its benefit plans requires the use of assumptions that the Company deems to be critical. Changes in these assumptions can result in different expenses and liabilities and actual experience can differ from these assumptions.

Independent consultants hired by the Company use actuarial models to calculate estimates of pension and postretirement benefits expense. The models use key factors such as mortality estimations, liability discount rates, long-term rates of return on investments, rates of compensation increases, amortized gain or loss from investments and medical-cost trend rates. Management formulates assumptions based on market indicators and advice from consultants. The Company believes that the liability discount rate and the expected long-term rate of return on benefit plan assets are critical assumptions.

The assumed liability discount rate reflects the current rate at which the pension benefit obligations could effectively be settled. Management considers the rates of return on high-quality, fixed-income investments and compares those results with a bond-defeasance technique. The Company discounted its future pension liabilities using rates of 6.50% as of December 31, 2009 and 2008. A 0.25% decrease in the discount rate would increase the Company's 2010 estimated annual pension expense by about $1.7 million.

The expected long-term rate of return on benefit-plan assets reflects the average rate of earnings expected on funds invested or to be invested for purposes of paying pension benefits. The Company establishes the expected long-term rate of return at the beginning of each fiscal year giving consideration to the benefit plan's investment mix and historical and forecasted rates of return on these types of securities. The expected long-term rate of return determined by the Company was 7.5% as of January 1, 2009 and 8.0% as of January 1, 2008. The rate as of January 1, 2010, is 7.25%. Benefit plan expense typically increases as the expected long-term rate of return on plan assets decreases. A 0.25% decrease in the expected long-term rate of return causes an approximate $0.7 million increase in the 2010 qualified pension expense.

Recent Accounting Developments

Refer to Note 1 to the consolidated financial statements included in Item 8 of Part II of this Current Report on Form 8-K for a discussion of recent accounting developments.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Wexpro operations are subject to various government controls and regulation at the federal, state and local levels. Wexpro must obtain permits to drill and produce, maintain bonding requirements to drill and operate wells, submit and implement spill-prevention plans, and file notices relating to the presence, use, and release of specified contaminants incidental to gas and oil production. Wexpro is also subject to various conservation matters, including the regulation of the size of drilling and spacing units, the number of wells that may be drilled in a unit and the unitization or pooling of gas and oil properties. In addition, the Utah Division of Public Utilities has oversight responsibility and retains an outside reservoir-engineering consultant and a financial auditor to assess the prudence of Wexpro's activities.

Questar Pipeline’s primary market-risk exposures arise from changes in demand for transportation and storage services and competition from other pipelines. The demand for transportation and storage services will vary based on the market’s expectations about future volumes of natural gas likely to be produced in the basins served by Questar Pipeline and changes in market demand for natural gas. On some portions of its pipeline system the Company faces the risk that it will not be successful in recontracting capacity under favorable terms once existing contracts expire. Revenue may be reduced if market prices for NGL decline.

Questar Gas’s primary market risk exposures arise from changes in demand for natural gas and competition from other energy sources. The demand for natural gas will vary based on economic conditions, conservation efforts and prices. The temperature-adjusted usage per residential customer has decreased due to more energy efficient appliances and homes, and behavior changes in response to higher natural gas prices. The economic impact of this decline in usage per customer has been somewhat offset by the addition of new customers and the conservation-enabling tariff.

Credit Risk

Questar Pipeline requests credit support, such as letters of credit and cash deposits, from companies that pose unfavorable credit risks. All companies posing such concerns were current on their accounts at December 31, 2009. Questar Pipeline's largest customers include Questar Gas, Rockies Express Pipeline, EOG Resources, XTO Energy, Wyoming Interstate Pipeline, EnCana Marketing and PacifiCorp.

Questar Gas requires deposits from customers that pose unacceptable credit risks. No single customer accounted for a significant portion of revenue in 2009.

Interest-Rate Risk

The fair value of fixed-rate debt is subject to change as interest rates fluctuate. The Company's ability to borrow and the rates quoted by lenders can be adversely affected by the illiquid credit markets. The continuing operations of the Company had $831.2 million of fixed-rate long-term debt with a fair value of $895.0 million at December 31, 2009. A year earlier the Company had $821.8 million of fixed-rate long-term debt with a fair value of $813.9 million. If interest rates had declined 10%, fair value would increase to $920.7 million in 2009 and $843.6 million in 2008. The fair value calculations do not represent the cost to retire the debt securities. At December 31, 2009, the Company also had $52.9 million of subsidiary short-term debt and $169.0 million of floating-rate debt outstanding in the form of short-maturity commercial paper notes.

Climate-Change Risk

Federal and state courts and administrative agencies are considering the scope and scale of climate-change regulation under various laws pertaining to the environment, energy use and development, and greenhouse gas emissions. Questar's ability to access and develop new natural gas reserves may be restricted by climate-change regulation. Congress may enact legislation that would regulate greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances for offsets of emissions of greenhouse gases. The EPA has adopted regulations for the measurement and reporting of greenhouse gases emitted from large facilities (25,000 tons/year of CO2 equivalent) beginning in 2010. The first report is to be filed with the EPA by March 31, 2011. In addition, several of the states in which Questar operates are considering various greenhouse gas registration and reduction programs. Carbon dioxide regulation could increase the price of natural gas, restrict access to or the use of natural gas, and/or reduce natural gas demand. Federal, state and local governments may also pass laws mandating the use of alternative energy sources, such as wind power and solar energy, which may reduce demand for natural gas. While future climate-change regulation is likely, it is too early to predict how this regulation will affect Questar's business, operations or financial results. It is uncertain whether Questar's operations and properties, all located in the Rocky Mountains are exposed to possible physical risks, such as severe weather patterns, due to climate change as a result of man-made greenhouse gases. However, management does not believe that such physical risks are reasonably likely to have a material effect on the company's financial condition or results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Page No.

Financial Statements:

Report of Independent Registered Public Accounting Firm

16

Consolidated Statements of Income, three years ended December 31, 2009

17

Consolidated Balance Sheets at December 31, 2009 and 2008

18

Consolidated Statements of Equity, three years ended December 31, 2009

19

Consolidated Statements of Cash Flows, three years ended December 31, 2009

20

Notes Accompanying the Consolidated Financial Statements

23

Financial Statement Schedules:

Valuation and Qualifying Accounts, for the three years ended December 31, 2009

46

All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or Notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Questar Corporation

We have audited the accompanying consolidated balance sheets of Questar Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, common shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Questar Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, during 2009 the Company adopted a new accounting standard relating to the presentation of noncontrolling interests in consolidated subsidiaries and the Company adopted new oil and gas reserve estimation and disclosure requirements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Questar Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2010, expressed an unqualified opinion thereon.

/s/Ernst & Young LLP

Ernst & Young LLP

Salt Lake City, Utah

February 26, 2010, except for the effects of the reclassification of QEP Resources’ business as discontinued operations as described in Note 1 and Note 3, as to which the date is September 29, 2010.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
	Year Ended December 31,
	2009	2008	2007
	(recast)	(recast)	(recast)
	(in millions, except per share amounts)
REVENUES
Questar Gas	$ 918.9	$ 994.2	$ 927.6
Questar Pipeline	173.2	176.6	131.0
Wexpro	17.8	31.1	21.6
Total Revenues	1,109.9	1,201.9	1,080.2
OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	331.4	457.4	461.0
Operating and maintenance	167.6	147.5	122.8
General and administrative	93.4	89.1	94.3
Production and other taxes	42.4	58.0	39.4
Depreciation, depletion and amortization	147.1	132.9	105.2
Impairment	-	14.0	-
Total Operating Expenses	781.9	898.9	822.7
Net gain (loss) from asset sales	0.2	4.3	(0.3)
Operating Income	328.2	307.3	257.2
Interest and other income	12.5	22.6	16.0
Income from unconsolidated affiliate	3.8	0.6	-
Interest expense	(59.6)	(63.9)	(48.1)
Income From Continuing Operations Before Income Taxes	284.9	266.6	225.1
Income taxes	(104.4)	(94.4)	(79.3)
INCOME FROM CONTINUING OPERATIONS	180.5	172.2	145.8
Discontinued operations, net of income taxes	215.4	520.6	361.6
Discontinued operations, noncontrolling interest	(2.6)	(9.0)	-
Total Discontinued Operations, Net Of Income Taxes	212.8	511.6	361.6
NET INCOME ATTRIBUTABLE TO QUESTAR	$ 393.3	$ 683.8	$ 507.4
Earnings Per Common Share Attributable To Questar
Basic from continuing operations	$1.03	$1.00	$0.84
Basic from discontinued operations	1.23	2.96	2.11
Basic total	$2.26	$3.96	$2.95
Diluted from continuing operations	$1.02	$0.98	$0.83
Diluted from discontinued operations	1.21	2.90	2.05
Diluted total	$2.23	$3.88	$2.88
Weighted average common shares outstanding
Used in basic calculation	174.1	172.8	172.0
Used in diluted calculation	176.3	176.1	175.9

See notes accompanying the consolidated financial statements

QUESTAR CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2009 (recast)	2008 (recast)
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$ 11.5	$ -
Notes receivable	39.3	89.4
Federal income taxes receivable	3.3	13.5
Accounts receivable, net	119.5	132.3
Unbilled gas accounts receivable	86.9	95.8
Inventories at lower of average cost or market:
Gas stored underground	42.9	61.9
Materials and supplies	19.9	25.0
Regulatory assets	43.4	20.6
Prepaid expenses and other	8.6	8.4
Deferred income taxes - current	14.3	12.4
Current assets of discontinued operations	562.4	901.7
Total Current Assets	952.0	1,361.0
--
Property, Plant and Equipment - successful efforts method
of accounting for cost-of-service gas and oil properties	4,338.9	4,070.5
Accumulated depreciation, depletion and amortization	(1,625.3)	(1,507.3)
Net property, plant and equipment of discontinued operations	5,091.3	4,569.8
Net property, plant and equipment	7,804.9	7,133.0
--
Investment in Unconsolidated Affiliate	28.1	27.6
--
Other Assets
Goodwill	9.8	9.8
Regulatory assets	23.5	26.3
Other noncurrent assets, net	25.1	29.5
Noncurrent assets of discontinued operations	175.2	269.5
Total Other Assets	233.6	335.1
TOTAL ASSETS	$9,018.6	$8,856.7

QUESTAR CORPORATION

	December 31,
	2009 (recast)	2008 (recast)
	(in millions)
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$ -	$ 1.2
Short-term debt	169.0	231.1
Notes payable	52.9	40.7
Accounts payables and accrued expenses	169.6	183.7
Production and other taxes	24.1	25.6
Customer advances	30.3	34.9
Interest payable	8.2	8.4
Regulatory liabilities	30.7	46.1
Current portion of long-term debt	-	42.0
Current liabilities of discontinued operations	584.2	695.2
Total Current Liabilities	1,069.0	1,308.9
--
Long-term debt, less current portion	831.2	779.8
Long-term note payable	-	50.0
Deferred income taxes	377.7	275.4
Asset retirement obligations	65.0	58.9
Defined benefit pension plan	166.4	205.2
Other postretirement benefits	40.5	44.8
Other long-term liabilities	87.5	95.4
Noncurrent liabilities of discontinued operations	2,824.2	2,590.8
Commitments and contingencies - Note 9
--
EQUITY
Common stock - without par value; 510.0 million shares authorized;
174.6 million outstanding at Dec. 31, 2009, and 173.6 million outstanding at Dec. 31, 2008	454.8	451.0
Retained earnings	3,077.7	2,772.3
Accumulated other comprehensive income (loss)	(30.3)	194.7
Total Common Shareholders' Equity	3,502.2	3,418.0
Noncontrolling interest of discontinued operations	54.9	29.5
Total Equity	3,557.1	3,447.5
TOTAL LIABILITIES AND EQUITY	$9,018.6	$8,856.7

See notes accompanying the consolidated financial statements

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY
	Common Stock Shares	Common Stock Amount	Retained Earnings	Accum Other Comprehensive Income (Loss)	Non-controlling Interest	Comprehensive Income
	(in millions)
Balances at December 31, 2006	171.8	$409.6	$1,750.2	$ 45.7	$ -	$ -
Common stock issued	1.2	5.9	-	-	-	-
Common stock repurchased	(0.2)	(10.2)	-	-	-	-
2007 net income	-	-	507.4	-	-	507.4
Dividends paid ($0.485 per share)	-	-	(83.7)	-	-	-
Share-based compensation	-	12.9	-	-	-	-
Tax benefits from share-based compensation	-	11.1	-	-	-	-
Other comprehensive income
Change in unrealized fair value of derivatives	-	-	-	(156.1)	-	(156.1)
Change in unrecognized actuarial gain	-	-	-	39.1	-	39.1
Change in unrecognized prior-service costs	-	-	-	3.1	-	3.1
Income taxes	-	-	-	42.9	-	42.9
Total comprehensive income						$436.4
Balances at December 31, 2007	172.8	429.3	2,173.9	(25.3)	-	-
Common stock issued	1.1	7.1	-	-	-	-
Common stock repurchased	(0.3)	(15.3)	-	-	-	-
2008 net income	-	-	683.8	-	9.0	$692.8
Dividends paid ($0.4925 per share)	-	-	(85.4)	-	-	-
Share-based compensation	-	16.7	-	-	-	-
Tax benefits from share-based compensation	-	13.2	-	-	-	-
Consolidation of noncontrolling interest	-	-	-	-	29.8	-
Distribution to noncontrolling interest	-	-	-	-	(9.3)	-
Other comprehensive income
Change in unrealized fair value of derivatives	-	-	-	494.0	-	494.0
Change in unrecognized actuarial gain	-	-	-	(132.8)	-	(132.8)
Change in unrecognized prior-service costs	-	-	-	(13.9)	-	(13.9)
Income taxes	-	-	-	(127.3)	-	(127.3)
Total comprehensive income						$912.8
Balances at December 31, 2008	173.6	451.0	2,772.3	194.7	29.5	-
Common stock issued	1.2	16.3	-	-	-	-
Common stock repurchased	(0.2)	(7.2)	-	-	-	-
2009 net income	-	-	393.3	-	2.6	395.9
Dividends paid ($0.505 per share)	-	-	(87.9)	-	-	-
Share-based compensation	-	22.7	-	-	-	-
Tax benefits from share-based compensation	-	3.6	-	-	-	-
Noncontrolling interest equity adjustment	-	(28.5)	-	-	28.5	-
Tax on equity adjustment	-	(3.1)	-	-	-	-
Distribution to noncontrolling interest	-	-	-	-	(5.7)	-
Other comprehensive income
Change in unrealized fair value of derivatives	-	-	-	(405.1)	-	(405.1)
Change in unrecognized actuarial gain	-	-	-	44.5	-	44.5
Change in unrecognized prior-service costs	-	-	-	3.3	-	3.3
Income taxes	-	-	-	132.3	-	132.3
Total comprehensive income						$170.9
Balances at December 31, 2009	174.6	$454.8	$3,077.7	($30.3)	$54.9

See notes accompanying the consolidated financial statements

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2009 (recast)	2008 (recast)	2007 (recast)
	(in millions)
OPERATING ACTIVITIES
Net income	$ 395.9	$ 692.8	$ 507.4
Discontinued operations, net of income taxes	(215.4)	(520.6)	(361.6)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	154.3	139.6	111.4
Deferred income taxes	82.1	57.3	16.1
Impairment	-	14.0	-
Share-based compensation	9.3	6.2	4.3
Net (gain) loss from asset sales	(0.2)	(4.3)	0.3
(Income) from unconsolidated affiliates	(3.8)	(0.6)	-
Distributions from unconsolidated affiliates	3.3	-	-
Other operating	-	(3.0)	-
Changes in operating assets and liabilities
Accounts receivable	21.7	(34.4)	5.2
Inventories	24.1	(24.9)	19.6
Prepaid expenses	(0.2)	(0.6)	(1.3)
Accounts payable and accrued expenses	(16.9)	(16.1)	12.1
Federal income taxes	10.2	(10.0)	4.8
Regulatory assets and liabilities	(38.2)	(23.2)	16.2
Other	2.6	(0.7)	(0.5)
Net Cash Provided By Operating Activities Of Continuing Operations	428.8	271.5	334.0
--
INVESTING ACTIVITIES
Property, plant and equipment	(299.8)	(322.0)	(559.4)
Unconsolidated affiliate	-	(27.0)	-
Cash used in disposition of assets	(2.0)	(3.7)	(1.3)
Proceeds from disposition of assets	1.8	26.4	8.7
Change in notes receivable	50.1	(31.8)	55.9
Other	0.1	1.1	1.4
Net Cash Used In Investing Activities Of Continuing Operations	(249.8)	(357.0)	(494.7)
--
FINANCING ACTIVITIES
Common stock issued	16.3	7.1	5.9
Common stock repurchased	(7.2)	(15.3)	(10.2)
Long-term debt issued, net of issuance costs	50.8	346.5	-
Long-term debt repaid	(42.0)	(151.3)	(10.0)
Change in long-term note payable	(50.0)	50.0	-
Change in short-term debt	(62.1)	(29.5)	220.6
Change in notes payable	12.2	(62.5)	33.4
Checks outstanding in excess of cash balances	(1.2)	1.2	-
Dividends paid	(87.9)	(85.4)	(83.7)

Tax benefits from share-based compensation	3.6	13.2	11.1
Net Cash Provided By (Used in) Financing Activities Of Continuing Operations	(167.5)	74.0	167.1
CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	11.5	(11.5)	6.4
Cash provided by operations activities of discontinued operations	1,149.4	1,224.7	807.0
Cash used in investing activities of discontinued operations	(1,146.4)	(2,021.0)	(867.9)
Cash provided by (used in) financing activities of discontinued operations	(8.8)	818.7	44.1
Effect of change in cash and cash equivalents of discontinued operations	5.8	(22.4)	16.8
Change in cash and cash equivalents	11.5	(11.5)	6.4
Beginning cash and cash equivalents	-	11.5	5.1
Ending cash and cash equivalents	$ 11.5	$ -	$ 11.5
--
Supplemental Disclosure of Cash Paid During the Year for:
Interest	$59.0	$60.6	$54.2
Income taxes	6.4	35.7	48.6

See notes accompanying the consolidated financial statements

QUESTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Nature of Business

Questar Corporation (Questar or the Company) is a Rockies-based integrated natural gas company with three complementary lines of business:

- Wexpro Company (Wexpro) develops and produces natural gas from cost-of-service reserves for Questar Gas.

- Questar Pipeline Company (Questar Pipeline) operates interstate natural gas pipelines and storage facilities in the western

     United States and provides other energy services.

- Questar Gas Company (Questar Gas) provides retail natural gas distribution in Utah, Wyoming and Idaho.

Questar is headquartered in Salt Lake City, Utah. Shares of Questar common stock trade on the New York Stock Exchange (NYSE:STR).

Accounting Standards References

In July 2009 the Financial Accounting Standards Board (FASB) completed a revision of non-governmental U.S. generally accepted accounting principles (GAAP) into a single authoritative source and issued a codification of accounting rules and references. Authoritative standards included in the codification are designated by their Accounting Standards Codification (ASC) topical reference, and revised standards are designated as Accounting Standards Updates (ASU), with a year and assigned sequence number. The codification effort, while not creating or changing accounting rules, changed how users would cite accounting regulations. Citations in financial statements must identify the sections within the new codification. The codification is effective for interim and annual periods ending after September 15, 2009. The Company is complying with the new codification standards.

Principles of Consolidation

The consolidated financial statements contain the accounts of Questar and its majority-owned or controlled subsidiaries. The consolidated financial statements were prepared in accordance GAAP and with the instructions for Annual Reports on Form 10-K and Regulations S-X and S-K. All significant intercompany accounts and transactions have been eliminated in consolidation.

On January 1, 2009, Questar adopted "Noncontrolling Interests in Consolidated Financial Statements" (ASC 810-10-65-1) for the accounting, reporting and disclosure of noncontrolling interests. The new guidance requires that noncontrolling interest, previously known as minority interest, be clearly identified, labeled, and presented in the consolidated financial statements separate from the parent's equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented in the consolidated income statement; changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; and any retained noncontrolling equity investment in a former subsidiary be initially measured at fair value. The new provisions are applied prospectively from the date of adoption, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented.

Effective May 18, 2010, Questar Market Resources, Inc., (Market Resources) a wholly-owned subsidiary of Questar Corporation (Questar or Company), merged with and into its newly-formed, wholly-owned subsidiary, QEP Resources, Inc. (QEP), a Delaware corporation in order to reincorporate in the State of Delaware (Reincorporation Merger). The Reincorporation Merger was effected pursuant to an Agreement and Plan of Merger entered into between Market Resources and QEP. The Reincorporation Merger was approved by the boards of directors of Market Resources and QEP and submitted to a vote of, and approved by, Questar, as sole shareholder of Market Resources, and by Market Resources, as sole shareholder of QEP on May 18, 2010.

On June 30, 2010, Questar distributed all of the shares of common stock of QEP held by Questar to Questar shareholders in a tax-free, pro rata dividend (the Spinoff). Each Questar shareholder received one share of QEP common stock for each one share of Questar common stock held (including fractional shares) at the close business on the record date. In connection therewith, QEP distributed Wexpro Company (Wexpro), a wholly-owned subsidiary of QEP, to Questar. In addition, Questar contributed $250.0 million of equity to QEP prior to the Spinoff.

The financial information presented in this Current Report on Form 8-K recasts QEP's financial condition and operating results as discontinued operations for all periods presented and reflects Wexpro's financial condition and operating results as a separate line of business. A summary of discontinued operations can be found in Note 3 to the consolidated financial statements in Item 8 of this Current Report on Form 8-K.

Investment in Unconsolidated Affiliate

Questar uses the equity method to account for its investment in an unconsolidated affiliate where it does not have control, but has significant influence. Generally, the investment in unconsolidated affiliate on the Company's consolidated balance sheets equals the Company's proportionate share of equity reported by the unconsolidated affiliate. Investment is assessed for possible impairment when events indicate that the fair value of the investment may be below the Company's carrying value. When such a condition is deemed to be other than temporary, the carrying value of the investment is written down to its fair value, and the amount of the write-down is included in the determination of net income.

White River Hub, LLC, a limited liability company and FERC-regulated transporter of natural gas, is the single unconsolidated affiliate. Questar Pipeline owns 50% of White River Hub, LLC, and is the operator.

Use of Estimates

The preparation of consolidated financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The Company also incorporates estimates of proved developed and proved gas and oil reserves in the calculation of depreciation, depletion and amortization rates of its gas and oil properties. Changes in estimated quantities of its reserves could impact the Company's reported financial results as well as disclosures regarding the quantities and value of proved gas and oil reserves. Actual results could differ from these estimates.

Revenue Recognition

Wexpro recognizes revenues in the period that services are provided or products are delivered. Wexpro recovers its costs and receives an unlevered, after-tax return of approximately 19-20% on its investment base. In accordance with the Wexpro Agreement, production from the gas properties operated by Wexpro is delivered to Questar Gas at Wexpro's cost of providing this service including a return on Wexpro's investment. Wexpro sells crude-oil production from certain oil-producing properties at market prices with the revenues used to recover operating expenses and to provide Wexpro a return on its investment. Any operating income remaining after recovery of expenses and Wexpro's return on investment is divided between Wexpro and Questar Gas, with Wexpro retaining 46%. Amounts received by Questar Gas from the sharing of Wexpro's oil income are used to reduce natural-gas costs to utility customers.

Wexpro's investment base is its investment in commercial wells and related facilities adjusted for working capital and reduced for deferred income taxes and depreciation. Revenue associated with the sale of gas and oil is accounted for using the sales method, whereby revenue is recognized as gas and oil is sold to purchasers. Wexpro may collect revenues subject to possible refunds and establish reserves pending final calculation of the after-tax return on investments, which is adjusted annually.

Questar Pipeline and subsidiaries recognize revenues in the period that services are provided. The straight fixed-variable rate design used by Questar Pipeline, which allows for recovery of substantially all fixed costs in the demand or reservation charge, reduces the earnings impact of volume changes on gas-transportation and storage operations. Rate-regulated companies may collect revenues subject to possible refunds and establish reserves pending final orders from regulatory agencies.

Questar Gas records revenues for gas delivered to residential and commercial customers but not billed as of the end of the accounting period. Unbilled gas deliveries are estimated for the period from the date meters are read to the end of the month. Approximately one-half month of revenue is estimated in any period. Gas costs and other variable costs are recorded on the same basis to ensure proper matching of revenues and expenses. Questar Gas tariff allows for monthly adjustments to customer bills to approximate the effect of abnormal weather on non-gas revenues. The weather-normalization adjustment significantly reduces the impact of weather on gas-distribution earnings. The Public Service Commission of Utah (PSCU) approved a "conservation enabling tariff" (CET), to promote energy conservation. Under the CET, Questar Gas non-gas revenues are decoupled from the volume of gas used by customers. The tariff specifies a margin per customer for each month with differences to be deferred and recovered from customers or refunded to customers through periodic rate adjustments. Rate adjustments occur every six months under the CET program. The adjustments amortize deferred CET amounts over a 12-month period. These adjustments are limited to five percent of non-gas revenues.

Regulation

Wexpro manages and produces cost-of-service reserves for gas utility affiliate Questar Gas under the terms of the Wexpro Agreement, a long-standing comprehensive agreement with the states of Utah and Wyoming (see Note 10).

Questar Gas is regulated by the PSCU and the Public Service Commission of Wyoming (PSCW). The Idaho Public Utilities Commission has contracted with the PSCU for rate oversight of Questar Gas operations in a small area of southeastern Idaho. Questar Pipeline is regulated by the Federal Energy Regulatory Commission (FERC). These regulatory agencies establish rates for the storage, transportation and sale of natural gas. The regulatory agencies also regulate, among other things, the extension and enlargement or abandonment of jurisdictional natural gas facilities. Regulation is intended to permit the recovery, through rates, of the cost of service, including a return on investment.

The Company applies the regulatory accounting principles prescribed under ASC 980 "Regulated Operations" to the rate-regulated businesses. Under ASC 980, the Company records regulatory assets and liabilities that would not be recorded under GAAP for non-rate regulated entities. Regulatory assets and liabilities record probable future revenues or expenses associated with certain credits or charges that will be recovered from or refunded to customers through the rate-making process.

Questar Gas accounts for purchased-gas costs in accordance with procedures authorized by the PSCU and the PSCW. Purchased-gas costs that are different from those provided for in present rates are accumulated and recovered or credited through future rate changes. Questar Gas may hedge a portion of its natural gas supply to mitigate price fluctuations for gas-distribution customers. The regulatory commissions allow Questar Gas to record periodic mark-to-market adjustments for commodity-price derivatives in the purchased-gas-adjustment account. See Note 12 for a description and comparison of regulatory assets and liabilities as of December 31, 2009 and 2008.

Cash and Cash Equivalents

Cash equivalents consist principally of repurchase agreements with maturities of three months or less. In almost all cases, the repurchase agreements are highly liquid investments in overnight securities made through commercial-bank accounts that result in available funds the next business day.

Notes Receivable, Notes Payable and Long-term Note Payable

Questar centrally manages cash. Notes receivable, notes payable and long-term note payable represent pre-Spinoff interest bearing demand notes with former subsidiaries of Questar. Amounts loaned earn an interest rate that is identical to the interest rate paid amounts borrowed.

SEC's Modernization of Oil and Gas Reporting Requirements

In December 2008, the SEC issued Release No. 33-8995, "Modernization of Oil and Gas Reporting," which amends the oil and gas disclosures for oil and gas producers contained in Regulations S-K and S-X. The goal of Release No. 33-8995 is to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves. The most significant amendments affecting the Company include the following: (i) economic producibility of reserves and discounted cash flows are to be based on the arithmetic average of the price on the first day of each month within the 12-month period prior to the end of the reporting period, unless contractual arrangements designate the price to be used; and (ii) reserves may be estimated and categorized through the use of reliable technologies. Release No. 33-8995 is effective for financial statements for fiscal years ending on or after December 31, 2009.

Property, Plant and Equipment

Property, plant and equipment balances are stated at historical cost. Maintenance and repair costs are expensed as incurred with the exception of compressor maintenance costs, which are capitalized and depreciated based on hours of usage in accordance with ASC 360-10-25-5.

Cost-of-service gas and oil operations

The successful efforts method of accounting is used for "cost-of-service" reserves developed and produced by Wexpro for gas utility affiliate Questar Gas. Cost-of-service reserves are properties for which the operations and return on investment are subject to the Wexpro Agreement (see Note 10). Under the successful efforts method, Wexpro capitalizes the costs of acquiring leaseholds, drilling development wells, drilling successful exploratory wells, purchasing related support equipment and facilities. Geological and geophysical studies and other exploratory activities are expensed as incurred. Costs of production and general-corporate activities are expensed in the period incurred. A gain or loss is generally recognized on assets as they are retired from service.

Contributions-in-aid-of construction

Customer contributions-in-aid-of construction reduce plant unless the amounts are refundable to customers. Contributions for main-line extensions may be refundable to customers if additional customers connect to the main-line segment within five years. Refundable contributions are recorded as liabilities until refunded or the five-year period expires without additional customer connections. Amounts not refunded reduce plant. Capital expenditures in the Consolidated Statements of Cash Flows are reported net of nonrefunded contributions.

Depreciation, depletion and amortization

Capitalized proved leasehold costs are depleted on a field-by-field basis using the unit-of-production method and the estimated proved gas and oil reserves. Oil and NGL volumes are converted to natural gas equivalents using the ratio of one barrel of crude oil, condensate or NGL to 6,000 cubic feet of natural gas. Capitalized costs of exploratory wells that have found proved gas and oil reserves and capitalized development costs less salvage values are depreciated using the unit-of-production method based on estimated proved developed reserves on a field basis. The Company capitalizes an estimate of the fair value of future abandonment costs associated with cost-of-service reserves and depreciates these costs using a unit-of-production method.

Depreciation, depletion and amortization for the remaining Company properties is based upon rates that will systematically charge the costs of assets against income over the estimated useful lives of those assets using either a straight-line or unit-of-production method. Investment in gas-gathering and processing fixed assets is charged to expense using either the straight-line or unit-of-production method depending upon the facility.

Major categories of fixed assets in gas-distribution, transportation and storage operations are grouped together and depreciated on a straight-line method. Gains and losses on asset disposals are recorded as adjustments in accumulated depreciation. The Company has not capitalized future-abandonment costs on a majority of its long-lived gas-distribution and transportation assets due to a lack of a legal obligation to restore the area surrounding abandoned assets. In these cases, the regulatory agencies have opted to leave retired facilities in the ground undisturbed rather than excavate and dispose of the assets. The following represent average depreciation, depletion and amortization rates of the Company's capitalized costs:

	Year Ended December 31,
	2009	2008	2007
Cost-of-service gas and oil properties, per Mcfe	$1.44	$1.27	$1.09
Questar Pipeline transportation, storage and other energy services	3.5%	3.7%	3.4%
Questar Gas distribution plant	3.0%	3.1%	3.1%

Impairment of Long-Lived Assets

Proved gas and oil properties are evaluated on a field-by-field basis for potential impairment. Other properties are evaluated on a specific-asset basis or in groups of similar assets, as applicable. Impairment is indicated when a triggering event occurs and the sum of the estimated undiscounted future net cash flows of an evaluated asset is less than the asset's carrying value. Triggering events could include, but are not limited to, an impairment of gas and oil reserves caused by mechanical problems, faster-than-expected decline of reserves, lease-ownership issues, other-than-temporary decline in gas and oil prices and changes in the utilization of pipeline assets. If impairment is indicated, fair value is calculated using a discounted-cash flow approach. Cash flow estimates require forecasts and assumptions for many years into the future for a variety of factors, including commodity prices and operating costs.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the amount paid over the fair value of net assets acquired in a business combination and is not subject to amortization. Goodwill and indefinite lived intangible assets are tested for impairment at a minimum of once a year or when a triggering event occurs. If a triggering event occurs, the undiscounted net cash flows of the intangible asset or entity to which the goodwill relates are evaluated. Impairment is indicated if undiscounted cash flows are less than the carrying value of the assets. The amount of the impairment is measured using a discounted cash flow model considering future revenues, operating costs, a risk-adjusted discount rate and other factors.

Capitalized Interest and Allowance for Funds Used During Construction (AFUDC)

The Company capitalizes interest costs when applicable. The FERC, PSCU and PSCW require the capitalization of AFUDC during the construction period of rate-regulated plant and equipment. The Wexpro Agreement requires capitalization of AFUDC on cost-of-service construction projects, which is recorded in interest and other income. AFUDC on equity funds amounted to $2.6 million in 2009, $4.1 million in 2008 and $2.0 million in 2007 and increased interest and other income in the Consolidated Statements of Income. Interest expense was reduced by $1.2 million in 2009 and 2008 and $8.0 million in 2007.

Credit Risk

The Rocky Mountain region is the Company's primary market area. Exposure to credit risk may be affected by the concentration of customers in this region due to changes in economic or other conditions. Customers include individuals and numerous commercial and industrial enterprises that may react differently to changing conditions. Management believes that its credit-review procedures, loss reserves, customer deposits and collection procedures have adequately provided for usual and customary credit-related losses. Loss reserves are periodically reviewed for adequacy and may be established on a specific-case basis.

Bad debt expense associated with accounts receivable for the year ended December 31, amounted to $3.4 million in 2009, $6.6 million in 2008 and $2.5 million in 2007. The allowance for bad-debt expenses was $5.4 million at December 31, 2009 and $5.8 million at December 31, 2008. Questar Gas's retail-gas operations account for a majority of the bad debt expense. Questar Gas estimates bad debt expense as a percentage of general-service revenues with periodic adjustments. Uncollected accounts are generally written off six months after gas is delivered and interest is no longer accrued.

Income Taxes

Questar and its subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences arising between the book and tax-carrying amounts of assets and liabilities. These differences create taxable or tax-

deductible amounts for future periods. Questar Gas and Questar Pipeline use the deferral method to account for investment tax credits as required by regulatory commissions. The Company records interest earned on income tax refunds in interest and other income and records penalties and interest charged on tax deficiencies in interest expense.

ASC 740 "Income Taxes" specifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax position to be reflected in the financial statements. If recognized, the tax benefit is measured as the largest amount of tax benefit that is more-likely-than-not to be realized upon ultimate settlement. Management has considered the amounts and the probabilities of the outcomes that could be realized upon ultimate settlement and believes that it is more-likely-than-not that the Company's recorded income tax benefits will be fully realized. There were no unrecognized tax benefits at the beginning or at the end of the twelve-month periods ended December 31, 2009, 2008 and 2007. Income tax returns for 2006 and subsequent years are subject to examination.

Earnings Per Share

Basic earnings per share (EPS) is computed by dividing net income attributable to Questar by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the potential increase in the number of outstanding shares that could result from the exercise of in-the-money stock options. During the first quarter of 2009, the Company adopted the updated provisions of ASC 260, "Earnings Per Share." ASC 260 addresses whether instruments granted in share-based payment transactions are participating securities and therefore have a potential dilutive effect on EPS. The adoption was applied retrospectively and did not have a material effect on the Company's EPS calculations. See Note 2 for further discussion on EPS.

Share-Based Compensation

Questar issues stock options and restricted shares to certain officers, employees and non-employee directors under its Long-Term Stock Incentive Plan (LTSIP). Since January 1, 2006, the fair value of stock options is expensed during the vesting period. The Company uses the Black-Scholes-Merton mathematical model in estimating the fair value of stock options for accounting purposes. The granting of restricted shares results in recognition of compensation cost measured at the grant-date market price. Questar uses an accelerated method in recognizing share-based compensation costs with graded-vesting periods. See Note 12 for further discussion on share-based compensation.

Comprehensive Income

Comprehensive income is the sum of net income attributable to Questar as reported in the Consolidated Statements of Income and other comprehensive income (loss). As reported in the Consolidated Statements of Equity, other comprehensive income (loss) includes changes in the market value of commodity-based derivative instruments and recognition of the under-funded position of pension and other postretirement benefit plans. These transactions are not the culmination of the earnings process but result from periodically adjusting historical balances to fair value. Income or loss is recognized when the pension or other postretirement benefit costs are accrued. Accumulated comprehensive income (loss) attributable to Questar is shown below:

	December 31,
	2009	2008
	(in millions)
Discontinued operations, unrealized gain on derivatives	$ 87.1	$341.6
Pension liability	(104.5)	(129.5)
Postretirement benefits liability	(12.9)	(17.4)
Accumulated other comprehensive income (loss)	($ 30.3)	$194.7

Income taxes allocated to each component of other comprehensive income (loss) for the year are shown in the table below: Expenses are in parentheses.

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Discontinued operations, unrealized gain (loss) on derivatives	$150.6	($183.4)	$59.0
Pension liability	(15.5)	50.8	(13.2)
Postretirement benefits liability	(2.8)	5.3	(2.9)
Income taxes	$132.3	($127.3)	$42.9

Business Segments

Line of business information is presented according to senior management's basis for evaluating performance considering differences in the nature of products, services and regulation. Certain intersegment sales include intercompany profit.

Recent Accounting Developments

ASC 810 "Consolidation"

In June 2009, the FASB issued new guidance that was codified in ASC 810 "Consolidation," amending previous guidance by addressing the effects of eliminating the qualifying special-purpose entity (QSPE) concept and responding to concerns about the application of certain key provisions regarding consolidation of variable interest entities (VIEs), including concerns over the transparency of enterprises' involvement with VIEs. The new guidance is effective for interim and annual periods for calendar year-end companies beginning on January 1, 2010. The Company is evaluating if the new guidance will affect its income, financial position, or cash flow.

All dollar and share amounts in this Current Report on Form 8-K are in millions, except per-share information and where otherwise noted.

Note 2 - Earnings Per Share

Earnings Per Share

Basic EPS is computed by dividing net income attributable to Questar by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the potential increase in the number of outstanding shares that could result from the exercise of in-the-money stock options. During the first quarter of 2009, the Company adopted the updated provisions of ASC 260, "Earnings Per Share." ASC 260 addresses whether instruments granted in share-based payment transactions are participating securities and therefore have a potential dilutive effect on EPS. The adoption was applied retrospectively and did not have a material effect on the Company's EPS calculations. A reconciliation of the components of basic and diluted shares used in the EPS calculation follows:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Weighted-average basic common shares outstanding	174.1	172.8	172.0
Potential number of shares issuable under the LTSIP	2.2	3.3	3.9
Average diluted common shares outstanding	176.3	176.1	175.9

In the past three years, Questar had the ability to issue shares under the terms of the Dividend Reinvestment and Stock Purchase Plan, Employee Investment Plan and Long-Term Stock Incentive Plan.

Dividend Reinvestment and Stock Purchase Plan (Reinvestment Plan)

The Reinvestment Plan allows parties interested in owning Questar common stock to reinvest dividends or invest additional funds in common stock. The Company can issue new shares or buy shares in the open market to meet shareholders' purchase requests. The Company issued 181,508 shares in 2009 and relied on open market purchases to meet 2008 and 2007 distributions. At December 31, 2009, 1,592,969 shares were reserved for future issuance.

Long-Term Stock Incentive Plan

Questar issues stock options and restricted shares to certain officers, directors, and employees under its LTSIP. Stock options for participants have terms ranging from five to ten years with a majority issued with a seven to ten-year term. Options held by employees generally vest in three or four equal, annual installments. Options granted to non-employee directors generally vest in one installment six months after grant. Restricted shares vest in equal installments over a specified number of years after the grant date with the majority vesting in three or four years. Nonvested restricted shares have voting and dividend rights; however, sale or transfer is restricted. Options and restricted shares issued prior to February 2006 vest on an accelerated basis in the event of a qualified termination, such as retirement, and have postretirement exercise periods. For a summary of LTSIP transactions see Note 12 - Share-Based Compensation.

Note 3 - Discontinued Operations

QEP operations are reflected as discontinued operations in this Current Report on Form 8-K and summarized below:

	Year Ended December 31,
	2009	2008	2007
	(in millions, except per share amounts)
Revenues	$1,972.5	$2,318.8	$1,688.1
Operating income	585.5	933.2	584.1
--
Discontinued operations, net of income taxes	215.4	520.6	361.6
Discontinued operations, noncontrolling interest	(2.6)	(9.0)	-
Total discontinued operations, net of income taxes	$ 212.8	$ 511.6	$ 361.6
Earnings Per Common Share Attributable To Questar
Basic from discontinued operations	$1.23	$2.96	$2.11
Diluted from discontinued operations	1.21	2.90	2.05

Note 4 - Property, Plant and Equipment

The details of property, plant and equipment and accumulated depreciation, depletion and amortization follow:

	December 31,
	2009 (recast)	2008 (recast)
	(in millions)
Property, plant and equipment
Wexpro	$1,022.5	$ 911.5
Questar Pipeline	1,589.8	1,507.7
Questar Gas	1,721.9	1,646.8
Corporate	4.7	4.5
Total property, plant and equipment	4,338.9	4,070.5
Accumulated depreciation, depletion and amortization
Wexpro	428.6	374.9
Questar Pipeline	502.5	471.4
Questar Gas	690.4	657.3
Corporate	3.8	3.7
Total accumulated depreciation, depletion and amortization	1,625.3	1,507.3
Net Property, Plant and Equipment	$2,713.6	$2,563.2

Questar Pipeline impairment expense amounted to $14.0 million in 2008. Questar Pipeline impaired the entire $10.6 million investment in a potential salt cavern storage project located in southwestern Wyoming in the second quarter of 2008 based on a technical and economic evaluation of the project. In the fourth quarter of 2008, Questar Pipeline also took a $3.4 million pre-tax charge for impairment of certain costs associated with the California segment of its Southern Trails Pipeline. There were no impairments at Questar Pipeline in 2009.

Note 5 - Asset Retirement Obligations

Questar records asset retirement obligations (ARO) when there are legal obligations associated with the retirement of tangible long-lived assets. At Questar, ARO apply primarily to abandonment costs associated with gas and oil wells, production facilities and certain other properties. The fair value of retirement costs are estimated by Company personnel based on abandonment costs of similar properties available to field operations and depreciated over the life of the related assets. Revisions to ARO estimates result from changes in expected cash flows or material changes in estimated retirement costs. Income or expense resulting from the settlement of ARO liabilities is included in net gain or (loss) from asset sales on the Consolidated Statements of Income. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted risk-free interest rate. Changes in ARO were as follows:

	2009 (recast)	2008 (recast)
	(in millions)
ARO liability at January 1,	$58.9	$52.6
Accretion	3.3	3.1
Liabilities incurred	0.7	2.0
Revisions	2.4	1.5
Liabilities settled	(0.3)	(0.3)
ARO liability at December 31,	$65.0	$58.9

Wexpro collects from Questar Gas and deposits in trust certain funds related to estimated ARO costs. The funds are recorded in other noncurrent assets on the Consolidated Balance Sheets and used to satisfy retirement obligations as the properties are abandoned. The accounting treatment of reclamation activities associated with ARO for properties administered under the Wexpro Agreement is defined in a guideline letter between Wexpro and the Utah Division of Public Utilities and the staff of the PSCW.

Note 6 - Fair Value Measurements

Beginning in 2008, Questar adopted the effective provisions of ASC 820 "Fair Value Measurements and Disclosures." ASC 820 defines fair value in applying GAAP, establishes a framework for measuring fair value and expands disclosures about fair-value measurements. ASC 820 does not change existing guidance as to whether or not an instrument is carried at fair value. ASC 820 establishes a fair-value hierarchy. Level 1 inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Questar primarily applies the market approach for recurring fair value measurements and maximizes its use of observable inputs and minimizes its use of unobservable inputs. Questar considers bid and ask prices for valuing the majority of its assets and liabilities measured and reported at fair value. In addition to using market data, Questar makes assumptions in valuing its assets and liabilities, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

In February 2008, the FASB delayed the effective date of ASC 820 for one year for certain nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, Questar adopted, without material impact on the Consolidated Financial Statements, the delayed provisions of ASC 820 related to nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis. Questar did not have any assets or liabilities measured at fair value on a non-recurring basis at December 31, 2009.

The following table discloses the carrying amount and related fair value of certain financial instruments not disclosed in other notes to the Consolidated Financial Statements in this Current Report on Form 8-K:

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	December 31, 2009 (recast)		December 31, 2008 (recast)
	(in millions)
Financial assets
Cash and cash equivalents	$ 11.5	$ 11.5	$ -	$ -
Notes receivable	39.3	39.3	89.4	89.4
Long-term investment	11.7	11.7	9.9	9.9
Financial liabilities
Checks outstanding in excess of cash balances	-	-	1.2	1.2
Short-term debt	169.0	169.0	231.1	231.1
Notes payable	52.9	52.9	40.7	40.7
Long-term debt including current portion	831.2	895.0	821.8	813.9
Long-term note payable	-	-	50.0	50.0

The carrying amounts of cash and cash equivalents, notes receivable, checks outstanding in excess of cash balances, notes payable, short-term debt and long-term note payable approximate fair value. The fair value of fixed-rate long-term debt is based on the discounted present value of cash flows using the Company's current credit-risk adjusted borrowing rates. Notes receivable, notes payable and long-term note payable represent borrowing transactions between Questar and pre-Spinoff affiliated companies. The long-term investment consists of money market and short-term bond index mutual funds, and represent funds held in Wexpro's trust (see Note 5). The fair value of the long-term investment is based on quoted prices for the underlying mutual funds, and is considered a Level 1 fair value.

Note 7 - Debt

The Company has short-term line-of-credit commitments from several banks under which it may borrow up to $435.0 million at December 31, 2009. These credit lines have interest-rate options generally below the prime interest rate. Commercial-paper borrowings with initial maturities of less than one year are backed by these short-term line-of-credit arrangements. These credit arrangements carry annual facility or commitment fees on the unused balance. The details of short-term debt are as follows:

	December 31,
	2009	2008
	(in millions)
Commercial paper with variable-interest rates	$169.0	$151.1
Weighted-average interest rate	0.31%	4.59%
Short-term bank debt with variable-interest rates	-	$ 80.0
Weighted-average interest rate	-	2.34%

Questar centrally manages cash. Notes payable and long-term note payable represent pre-Spinoff interest-bearing-demand notes with former subsidiaries of Questar. Amounts loaned earn an interest rate that is identical to the interest rate paid on amounts borrowed. The details of notes payable and long-term note payable are as follows:

	December 31,
	2009	2008
	(in millions)
Notes payable with variable-interest rates	$52.9	$40.7
Weighted-average interest rate	0.66%	3.39%
Long-term note payable with variable-interest rates	-	$50.0
Weighted-average interest rate	-	3.39%

All short-term and long-term notes and the term-bank loan are unsecured obligations and rank equally with all other unsecured liabilities. The terms of the Questar Pipeline and Questar Gas long-term debt obligations do not have dividend-payment restrictions.

In September 2009, Questar Pipeline issued $50.0 million of notes due February 2018 with a 5.40% effective interest rate and used the net proceeds to repay $42.0 million of long-term notes that matured in October 2009. The details of long-term debt are as follows:

	December 31,
	2009	2008
	(in millions)
Questar Pipeline
Medium-term notes 6.45% to 7.55%, due 2011 to 2018	$210.2	$252.2
5.83% notes due 2018	250.0	200.0
Questar Gas
Medium-term notes 5.02% to 6.91%, due 2011 to 2018	220.0	220.0
6.30% notes due 2018	50.0	50.0
7.20% notes due 2038	100.0	100.0
Total long-term debt outstanding	830.2	822.2

Less current portion	-	(42.0)
Less unamortized-debt discount	(0.3)	(0.4)
Plus unamortized-debt premium	1.3	-
Total long-term debt	$831.2	$779.8

Maturities of long-term debt for the five years following December 31, 2009, are $182.0 million in 2011, $91.5 million in 2012 and $42.0 million in 2013.

Note 8 - Income Taxes

Details of Questar's income tax expense and deferred income taxes from continuing operations are provided in the following tables. The components of income tax expense were as follows:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Federal
Current	$19.7	$37.1	$58.8
Deferred	77.5	54.2	16.0
State
Current	2.6	-	4.6
Deferred	5.0	3.5	0.3
Deferred investment tax credits recognized	(0.4)	(0.4)	(0.4)
	$104.4	$94.4	$79.3

The difference between the statutory federal income tax rate and the Company's effective income tax rate is explained as follows:

	Year Ended December 31,
	2009	2008	2007
Federal income taxes statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in rate as a result of:
State income taxes, net of federal income tax benefit	1.7	0.9	1.4
Domestic production benefit	-	-	(0.5)
Other	(0.1)	(0.5)	(0.7)
Effective income tax rate	36.6%	35.4%	35.2%

Significant components of the Company's deferred income taxes were as follows:

	December 31,
	2009	2008
	(in millions)
Deferred tax liabilities
Property, plant and equipment	$456.7	$371.0
Deferred tax assets
Employee benefits and compensation costs	79.0	95.6
Deferred income taxes - noncurrent	$377.7	$275.4
Deferred income taxes - current asset	$ 14.3	$ 12.4

Note 9 - Commitments and Contingencies

Questar is involved in various commercial and regulatory claims and litigation and other legal proceedings that arise in the ordinary course of its business. Management does not believe any of them will have a material adverse effect on the Company's financial position, results of operations or cash flows. A liability is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome. Disclosures are provided for contingencies reasonably likely to occur which would have a material adverse effect on the Company's financial position, results of operations or cash flows. Some of the claims involve highly complex issues relating to liability, damages and other matters subject to substantial uncertainties and, therefore, the probability of liability or an estimate of loss cannot be reasonably determined.

Commitments

Historically, 40 to 50% of Questar Gas gas-supply has been provided by cost-of-service reserves developed and produced by Wexpro. In 2009, Questar Gas purchased the remainder of its gas supply from multiple third-parties under index-based or fixed-price contracts. Questar Gas has commitments to purchase gas for $81.1 million in 2010, $30.9 million in 2011, $26.6 million in 2012, $26.4 million in 2013 and $26.4 million in 2014 based on current prices. Generally, at the conclusion of the heating season and after a bid process, new agreements for the next heating season are put in place. Questar Gas bought natural gas under purchase agreements amounting to $225.3 million in 2009, $395.5 million in 2008 and $374.8 million in 2007. In addition, Questar Gas has contracted for underground storage. Questar Gas stores gas during off-peak periods (typically during the summer) and withdraws gas from storage to meet peak-gas demand (typically in the winter).

Questar Gas has third-party transportation commitments requiring yearly payments of $16.5 million through 2014 and $58.3 million in the years thereafter.

The Company is committed to lease its headquarters building through January 12, 2012 and committed to a $3.9 million annual rent payment. Rental expense amounted to $3.5 million in 2009, $3.4 million in 2008 and $3.2 million in 2007. Minimum future payments under the terms of long-term operating leases for the Company's primary office locations are $3.9 million for 2010 and 2011, dropping to $2.0 million in 2012.

Wexpro has a $4.2 million well-drilling commitment in 2010.

Note 10 - Wexpro Agreement

Wexpro's operations are subject to the terms of the Wexpro Agreement. The agreement was effective August 1, 1981, and sets forth the rights of Questar Gas to receive certain benefits from Wexpro's operations. The agreement was approved by the PSCU and PSCW in 1981 and affirmed by the Supreme Court of Utah in 1983. Major provisions of the agreement are as follows.

a. Wexpro conducts gas-development drilling on a finite group of productive gas properties, as defined in the agreement, and bears any costs of dry holes. Natural gas produced from successful drilling on these properties is delivered to Questar Gas. Wexpro is reimbursed for the costs of producing the natural gas plus a return on its investment in successful wells. The after-tax return allowed Wexpro is adjusted annually and is approximately 20.5%.

b. Wexpro operates certain natural gas properties for Questar Gas. Wexpro is reimbursed for its costs of operating these properties, including a rate of return on any investment it makes. This after-tax rate of return is adjusted annually and is approximately 12.5%.

c. Crude-oil production from certain oil-producing properties is sold at market prices with the revenues used to recover operating expenses and to provide Wexpro a return on its investment. The after-tax rate of return on investments in these properties is adjusted annually and is approximately 12.5%. Any operating income remaining after recovery of expenses and Wexpro's return on investment is divided between Wexpro and Questar Gas, with Wexpro retaining 46%.

d. Wexpro conducts developmental-oil drilling on productive oil properties and bears any costs of dry holes. Oil discovered from these properties is sold at market prices with the revenues used to recover operating expenses and to give Wexpro a return on its investment in successful wells. The after-tax rate of return is adjusted annually and is approximately 17.5%. Any operating income remaining after recovery of expenses and Wexpro's return on investment is divided between Wexpro and Questar Gas with Wexpro retaining 46%. Questar Gas received oil-income sharing of $1.0 million in 2009, $6.1 million in 2008 and $4.9 million in 2007.

e. Amounts received by Questar Gas from the sharing of Wexpro's oil income are used to reduce natural-gas costs to utility customers.

Wexpro's net investment base and the yearly average rate of return for 2009 and the previous two years are shown in the table below:

	2009	2008	2007
Wexpro's net investment base (in millions)	$431.9	$410.6	$300.4
Average annual rate of return (after tax)	19.9%	19.9%	19.9%

Note 11 - Rate Regulation

Questar Gas Rate Changes

Questar Gas filed a general rate case in Utah in December 2009, requesting an allowed return on equity of 10.6%, an increase in rates of $17.2 million, a mechanism to adjust rates for investment in feeder line replacement, and a continuation of the CET.

Questar Gas filed a general rate case in Utah in December 2007. The PSCU allowed Questar Gas to increase it's non-gas distribution revenues by an annualized $12.0 million beginning August 15, 2008 and authorized a 10.0% return on equity. Questar Gas filed a general rate case in Wyoming in August 2008. The PSCW authorized a 10.5% return on equity.

In January 2007 the PSCU approved a demand-side management program (DSM) effective January 1, 2007. Under the DSM, Questar Gas encourages the conservation of natural gas through advertising, rebates for efficient homes and appliances, and energy audits. The costs related to the DSM are deferred and recovered from customers through periodic rate adjustments. Questar Gas received revenues for recovery of DSM costs amounting to $26.9 million in 2009 compared with $6.6 million in 2008. As of December 31, 2009, Questar Gas had a regulatory asset of $40.6 million for DSM costs to be recovered from customers.

In October 2006, the PSCU approved a three-year pilot program for a conservation enabling tariff (CET) effective January 1, 2006, to promote energy conservation. Under the company's prior rate structure, non-gas revenues declined when average temperature-adjusted usage per customer declined while non-gas revenues increased when average temperature-adjusted usage per customer increased. Under the CET, Questar Gas non-gas revenues are decoupled from the temperature-adjusted usage per customer. The tariff specifies a margin per customer for each month with differences to be deferred and recovered from customers or refunded to customers through periodic rate adjustments. These adjustments are limited to five percent of distribution non-gas revenues. Under the CET, Questar Gas recorded a $4.0 million revenue decrease in 2009 compared with a $1.0 million increase in 2008. In late 2007, the PSCU ordered a continuation of the CET program for an additional two years.

Regulatory Assets and Liabilities

The Company has recorded regulatory assets and liabilities under the guidance of ASC 980 "Regulated Operations." The rate-regulated entities recover the costs of assets but do not generally receive a return on these assets.

Following is a description of the Company's regulatory assets:

-

Gains and losses on the reacquisition of debt by rate-regulated companies are deferred and amortized as interest expense over the would-be remaining life of the reacquired debt. The reacquired debt costs had a weighted-average life of approximately 10.0 years as of December 31, 2009.

-

The CET asset (liability) represents actual revenues received that are less than (in excess of) the allowed revenues. These amounts are recovered (refunded) through periodic rate adjustments.

-

The DSM program liability represents funds available for the program that exceed amounts expended to date. These amounts are refunded through periodic rate adjustments.

-

The costs of complying with pipeline-integrity regulations are recovered in rates subject to a PSCU order. Questar Gas is allowed to recover $5.1 million per year. Costs incurred in excess of this amount will be recovered in future rate changes.

-

Questar Gas has a regulatory asset that represents future expenses related to abandonment of Wexpro operated gas and oil wells. The regulatory asset will be reduced over an 18 year period following an amortization schedule that commenced January 1, 2003, or as cash is paid to plug and abandon wells.

-

Production taxes on cost-of-service gas production are recorded when the gas is produced and recovered from customers when taxes are paid, generally within 12 months.

-

The rate-regulated businesses are allowed to recover certain deferred taxes from customers over the life of the related property, plant and equipment.

-

Questar Pipeline has regulatory assets and liabilities for gas imbalances, fuel over or under recovery, and sharing of interruptible revenues with firm customers.

A list of regulatory assets follows:

	December 31,
	2009	2008
	(in millions)
Current regulatory assets
Demand side management	$40.6	$17.8
Deferred production taxes	2.7	2.8
Other	0.1	-
Total	$43.4	$20.6
Long-term regulatory assets
Cost of reacquired debt	$11.1	$12.2
Questar Gas pipeline integrity costs	5.8	7.0
Asset retirement obligations - cost-of-service gas wells	3.3	3.6
Income taxes recoverable from customers	1.9	2.2
Other	1.4	1.3
Total	$23.5	$26.3

A list of regulatory liabilities follows:

	December 31,
	2009	2008
	(in millions)
Current regulatory liabilities
Purchased-gas adjustment	$22.1	$45.8
Conservation enabling tariff	5.1	0.3
Gas imbalance	3.2	-
Other	0.3	-
Total	$30.7	$46.1

Following is a description of the Company's regulatory liabilities:

-

Purchased-gas costs that are different from those provided for in present rates are accumulated and recovered or credited through future rate changes.

-

A regulatory liability has been recorded for the collection of postretirement medical costs allowed in rates which exceed actual charges.

-

Income taxes refundable to customers arise from adjustments to deferred taxes.

Long-term regulatory liabilities are included with other long-term liabilities in the Consolidated Balance Sheets. A list of long-term regulatory liabilities follows:

	December 31,
	2009	2008
	(in millions)
Long-term regulatory liabilities
Postretirement medical	$6.2	$5.8
Income taxes refundable to customers	1.1	1.3
Total	$7.3	$7.1

Note 12 - Share-Based Compensation

Questar issues stock options and restricted shares to certain officers, employees and non-employee directors under its LTSIP. To generally preserve the potential benefits under the LTSIP prior to the Spinoff, stock options and restricted share awards outstanding as of June 30, 2010, were adjusted and bifurcated into stock options and restricted share awards for both Questar and

QEP, respectively. The exercise price of options and the grant-day prices of restricted shares were recast using the ratio of the June 30, 2010, closing prices of Questar, $14.66 or 32.23%, and QEP, $30.83 or 67.77%.

Questar recognizes expense over time as the stock options or restricted shares vest. Share-based compensation expense amounted to $9.3 million in 2009 compared to $6.2 million in 2008 and $4.3 million in 2007. Deferred share-based compensation, representing the nonvested value of restricted share awards, amounted to $5.2 million at December 31, 2009, and $5.3 million at December 31, 2008. Deferred share-based compensation is included in common stock on the Consolidated Balance Sheets. Cash flow from income tax benefits in excess of recognized compensation expense amounted to $3.6 million in 2009, $13.2 million in 2008 and $11.1 million in 2007. There were 8,253,083 shares available for future grant at December 31, 2009.

The Company uses the Black-Scholes-Merton mathematical model in estimating the fair value of stock options for accounting purposes. Fair-value calculations rely upon subjective assumptions used in the mathematical model and may not be representative of future results. The Black-Scholes-Merton model was intended for measuring the value of options traded on an exchange. The calculated fair value of options granted and major assumptions used in the model at the date of grant are listed below:

	2009	2008	2007
	Range of Stock Option Variables	Stock Option Input Variables	Stock Option Input Variables
Fair value of options at grant date (recast)	$10.01 - $11.40	$17.35	$13.24
Risk-free interest rate	1.78% - 2.51%	3.20%	4.77%
Expected price volatility	28.1% - 29.9%	32.3%	22.4%
Expected dividend yield	1.39% - 1.61%	1.72%	1.14%
Expected life in years	5.0 - 5.0	5.0	5.2

Unvested stock options increased by 484,332 shares to 794,332 in 2009. Stock-option transactions under the terms of the LTSIP and recast for the effects of the Spinoff are summarized for the three years ended December 31, 2009, below:

	Options Outstanding (recast)	Price Range (recast)	Weighted Average Price (recast)
Balance at January 1, 2007	4,079,696	$2.42 - $12.43	$4.39
Granted	80,000	13.24	13.24
Exercised	(743,643)	2.42 - 4.52	4.12
Transfers	16,064	3.45	3.45
Balance at December 31, 2007	3,432,117	2.42 - 13.24	4.65
Granted	30,000	17.35	17.35
Exercised	(680,572)	2.42 - 4.52	3.29
Transfers	58,210	2.42- 4.52	4.87
Balance at December 31, 2008	2,839,755	2.42 - 17.35	5.12
Granted	511,000	10.01 - 11.40	11.17
Exercised	(342,756)	2.42 - 4.52	2.71
Transfer	(6,000)	3.70 - 4.37	4.25
Balance at December 31, 2009	3,001,999	$2.42 - $17.35	$6.42

Options Outstanding (recast)				Options Exercisable (recast)		Unvested Options (recast)
Range of exercise prices	Number outstanding at Dec. 31, 2009	Weighted-average remaining term in years	Weighted-average exercise price	Number exercisable at Dec. 31, 2009	Weighted-average exercise price	Number unvested at Dec. 31, 2009	Weighted- average exercise price
$2.42 – 3.86	449,764	1.9	$3.55	449,764	$3.55	-	-
4.37 – 4.79	1,616,961	2.5	4.14	1,616,961	4.14	-	-
$7.84 – $17.35	935,274	5.2	11.49	140,942	10.47	794,332	11.86
	3,001,999	3.3	$6.34	2,207,667	$4.42	794,332	$11.86

Restricted shares are valued at the grant-date market price and amortized to expense over the vesting period. Most restricted share grants vest in equal installments over a three or four year period from the grant date. The weighted average vesting period of unvested restricted shares at December 31, 2009, was 14 months. Transactions involving restricted shares under the terms of the LTSIP and recast for the effects of the Spinoff for the three years ended December 31, 2009, are summarized below:

	Restricted Shares Outstanding (recast)	Price Range (recast)	Weighted Average Price (recast)
Balance at January 1, 2007	290,072	$4.37 - $12.97	$8.38
Granted	84,116	13.24 - 17.57	13.33
Forfeited	(2,000)	11.84 - 13.24	12.54
Distributed	(85,156)	4.37 - 12.25	6.43
Balance at December 31, 2007	287,032	4.37 - 17.57	10.37
Granted	133,825	17.35	17.35
Transfers	866	5.62 - 11.84	8.68
Distributed	(135,812)	4.37 - 17.57	9.19
Balance at December 31, 2008	285,911	7.84 - 17.57	14.20
Granted	203,400	10.01 - 11.40	11.22
Forfeited	(3,200)	11.84 - 17.35	16.23
Transfers	(966)	8.22- 17.35	14.15
Distributed	(153,670)	7.84 - 17.57	11.86
Balance at December 31, 2009	331,475	$10.01 - $17.57	$13.43

As result of the Spinoff and bifurcation of share-based awards, restricted QEP shares and QEP stock options were granted to certain officers, employees and non-employee directors of Questar. The awards include 331,475 unvested restricted shares with a weighted-average price of $28.24 per share and 794,332 unvested stock options with a weighted-average price of $24.94 per share. Questar will recognize expense in future periods for these unvested share-based awards. In addition, certain QEP officers, employees and non-employee directors received 1,653,494 Questar stock options.

Note 13 - Employee Benefits

Defined Benefit Pension Plan and Other Postretirement Benefits

Information in this note has not been recast. The defined benefit pension plan and other postretirement benefits along with related assets, liabilities and expenses apply to all eligible Questar and QEP employees.

The Company has defined-benefit pension and life insurance plans covering a majority of its employees and a postretirement medical plan providing coverage to less than half of its employees. The Company's Employee Benefits Committee (EBC) has oversight over investment of retirement-plan and postretirement-benefit assets. The EBC uses a third-party consultant to assist in setting targeted-policy ranges for the allocation of assets among various investment categories. The majority of retirement-benefit assets were invested as follows:

	Actual Allocation		Policy Range
	Year Ended December 31,
	2009	2008	2009	2008
Total domestic equity securities	41%	37%	35-45%	35-45%
Foreign equity securities
Developed market foreign equity securities	19%	15%	-	-
Emerging market foreign equity securities	7%	5%	-	-
Total foreign securities	26%	20%	25-35%	20-30%
Debt securities
Investment grade intermediate term debt	14%	35%	-	-
Investment grade long-term debt	11%	-	-	-

Below-investment grade debt	7%	3%	-	-
Total debt securities	32%	38%	25-35%	26-34%
Real estate securities	-	4%	n/a	3-7%
Cash and short-term investments	1%	1%	0-3%	0-3%

At the end of 2009, domestic equity assets were invested in a passive total stock market index fund that invests in a diversified portfolio of stocks representative of the whole U.S. stock market.  Developed market foreign equity assets were invested in funds that hold a diversified portfolio of common stocks of corporations in developed countries outside the United States. These investments are benchmarked against the Morgan Stanley Capital International Europe Australasia and Far East (or MSCI EAFE) index. Emerging market foreign equity assets are invested in funds that hold a diversified portfolio of common stocks of corporations in emerging countries outside the United States. This investment is benchmarked against the MSCI EAFE Emerging Markets index. Investment grade intermediate-term debt assets are invested in funds holding a diversified portfolio of debt of governments, corporations and mortgage borrowers with average maturities of 5 to 10 years and investment grade credit ratings. The investments are benchmarked against the Barclay's Aggregate Bond index. Investment grade long-term debt assets are invested in a diversified portfolio of debt of governments, corporations and mortgage borrowers with an average maturity of more than 10 years and investment grade credit ratings. These assets are benchmarked against the Barclay's Government/Credit Bond index. Below-investment grade debt assets are invested in a fund holding a diversified portfolio of debt securities of corporations with an average maturity up to 10 years with below-investment grade credit ratings. This investment is benchmarked against the Merrill Lynch High Yield II Total Return Bond index. Cash and short-term investments are held in a fund that purchases investment grade quality short term debt issued by governments and corporations.

Questar funds a trust for Employee Retirement Income Security Act (ERISA) qualified retirement-benefit obligations to pay benefits currently due and to build asset balances over a reasonable time period to pay future obligations. Questar is subject to and complies with minimum-required and maximum-allowed annual contribution levels mandated by ERISA and by the Internal Revenue Code. Subject to the above limitations, the Company seeks to fund the qualified retirement plan in amounts approximately equal to the yearly expense. The Company also has a nonqualified pension plan that covers a group of management employees in addition to the qualified pension plan. The nonqualified pension plan provides for defined benefit payments upon retirement of the management employee, or to the spouse upon death of the management employee above the benefit limit defined by the Internal Revenue Service for the qualified plan. The nonqualified pension plan is unfunded. Claims are paid from the Company's general funds. The Company commingles postretirement-benefit obligation assets with those of the ERISA-qualified retirement plan as permitted by section 401(h) of the Internal Revenue Code. The EBC seeks investment returns consistent with reasonable and prudent levels of liquidity and risk.

The EBC allocates pension-plan and postretirement-medical-plan assets among broad asset categories and reviews the asset allocation at least annually. Asset-allocation decisions consider risk and return, future-benefit requirements, participant growth and other expected cash flows. These characteristics affect the level, risk and expected growth of postretirement-benefit assets.

The EBC uses asset-mix guidelines that include permissible ranges for each asset category, return objectives for each asset group and the desired level of diversification and liquidity. These guidelines change from time to time based on the committee's ongoing evaluation of each plan's risk tolerance. The EBC estimates an expected overall long-term rate of return on assets by weighting expected returns of each asset class by its targeted asset allocation percentage. Expected return estimates are developed from analysis of past performance and forecasts of long-term return expectations by third-parties.

Responsibility for individual security selection rests with each investment manager, who is subject to guidelines specified by the EBC. These guidelines are designed to ensure consistency with overall plan objectives.

The EBC sets performance objectives for each investment manager that are expected to be met over a three-year period or a complete market cycle, whichever is shorter. Performance and risk levels are regularly monitored to confirm policy compliance and that results are within expectations.

Pension-plan guidelines prohibit transactions between a fiduciary and parties in interest unless specifically provided for in ERISA. No restricted securities, such as letter stock or private placements, may be purchased for any investment fund. Questar securities may be considered for purchase at an investment manager's discretion, but within limitations prescribed by ERISA and other laws. There was no direct investment in Questar shares for the periods disclosed. Use of derivative securities by any investment managers is prohibited except where the committee has given specific approval or where commingled funds are utilized that have previously adopted permitting guidelines.

The fair value measurement provision of ASC 820 "Fair Value Measurements and Disclosures" defines fair value in applying generally accepted accounting principles as well as establishes a framework for measuring fair value and for making disclosures about fair-value measurements. Fair value measurement establishes a fair-value hierarchy. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for an asset, either directly or indirectly. Level 3 inputs are unobservable inputs for an asset. Following is a description of the valuation methodologies used at December 31, 2009, used to value pension and post retirement assets at December 31, 2009.

Common Stocks: Common stocks are valued at the closing price reported on the active market on which each individual security is traded.

Bonds: Bonds are valued at the closing price reported on the active market on which each individual security is traded.

Mutual funds: Mutual funds are valued at the closing price reported on the active market on which each individual mutual fund is traded.

Bond trust fund: This investment is a public investment vehicle valued using the Net Asset Value (NAV) of the fund. The NAV is based on the value of the underlying assets owned by the fund excluding transaction costs, and minus liabilities.

Commingled funds: These investments are public investment vehicles valued using the NAV of the fund. The NAV is based on the value of the underlying assets owned by the fund excluding transaction costs, and minus liabilities.

The following table sets forth by level, within the fair value hierarchy, pension and postretirement benefit assets fair value.

	Investments at Fair Value
	December 31, 2009
	Level 1	Level 2	Level 3	Total
	(in millions)
Mutual funds	$72.1	$ -	$ -	$ 72.1
Bonds	23.7	14.6	-	38.3
Commingled funds	-	-	236.8	236.8
Bond trust funds	-	-	6.9	6.9
Other net current assets	0.3	-	-	0.3
Total	$96.1	$14.6	$243.7	$354.4

	Change in the Fair Value of Level 3 Investments
	2009
	Bond Trust Fund	Commingled Funds	Total Level 3
	(in millions)
Balance at January 1,	$ 34.1	$141.0	$175.1
Purchases, sales, issuances and settlements, net	(28.0)	47.5	19.5
Realized gains and losses	-	19.8	19.8
Unrealized gains and losses	0.8	28.5	29.3
Balance at December 31,	$ 6.9	$236.8	$243.7

	Investments at Fair Value
	December 31, 2008
	Level 1	Level 3	Total
	(in millions)
Common stocks	$31.7	$ -	$31.7
Mutual funds	58.1	-	58.1
Bond trust fund	-	34.1	34.1
Commingled funds	-	141.0	141.0
Other net current assets	14.5	-	14.5
Total	$104.3	$175.1	$279.4

	Change in the Fair Value of Level 3 Investments
	2008
	Bond Trust Fund	Commingled Funds	Total Level 3
	(in millions)
Balance at January 1,	$33.1	$239.8	$272.9
Purchases, sales, issuances and settlements, net	1.8	(13.8)	(12.0)
Realized gains and losses	-	11.5	11.5
Unrealized gains and losses	(0.8)	(96.5)	(97.3)
Balance at December 31,	$34.1	$141.0	$175.1

Pension-plan benefits are based on the employee's age at retirement, years of service and highest earnings in a consecutive 72 semimonthly pay period during the 10 years preceding retirement. Postretirement health-care and life insurance benefits are provided only to employees hired before January 1, 1997. The Company pays a portion of the costs of health-care benefits determined by an employee's years of service and generally limited to 170% of the 1992 contribution for employees who retired after January 1, 1993. The Company is amortizing its transition obligation over a 20-year period, which began in 1992.

The pension projected-benefit obligation and postretirement benefit accumulated benefit obligation were measured using a 6.5% discount rate at December 31, 2009 and 2008. Plan assets reflect the fair value of assets at December 31. Questar does not expect any plan assets to be returned during 2010. The pension plan accumulated benefit obligation was $394.7 million at December 31, 2009. Plan obligations and fair value of plan assets are shown in the following table:

	Pension		Postretirement Benefits
	2009	2008	2009	2008
	(in millions)
Change in benefit obligation
Benefit obligation at January 1,	$456.2	$418.4	$76.1	$76.3
Service cost	9.9	9.6	0.6	0.7
Interest cost	29.6	27.7	4.6	4.6
Change in plan assumptions	0.9	0.8	-	-
Actuarial loss	8.3	14.7	0.7	0.1
Benefits paid	(18.3)	(15.0)	(5.7)	(5.6)
Benefit obligation at December 31,	486.6	456.2	76.3	76.1
Change in plan assets
Fair value of plan assets at January 1,	248.2	344.6	31.2	46.1
Actual gain (loss) on plan assets	65.2	(96.6)	7.3	(12.1)
Company contributions to the plan	23.5	15.2	3.0	2.9
Benefits paid	(18.3)	(15.0)	(5.7)	(5.6)
Fair value of plan assets at December 31,	318.6	248.2	35.8	31.3
Underfunded status (current and long-term)	($168.0)	($208.0)	($40.5)	($44.8)

The projected 2010 pension funding is expected to be $22.0 million. Estimated benefit-plan payments for the five years following 2009 and the subsequent five years aggregated are as follows:

	Pension	Postretirement Benefits
	(in millions)
2010	$ 17.3	$ 4.8
2011	18.2	4.9
2012	18.3	5.0
2013	20.2	5.2
2014	22.2	5.3
2015 through 2019	155.4	28.3

The components of pension and postretirement benefits expense are as follows. The pension expense includes costs of both qualified and nonqualified pension plans:

	Pension			Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2009	2008	2007	2009	2008	2007
	(in millions)
Service cost	$ 9.9	$ 9.6	$10.4	$0.7	$0.7	$0.9
Interest cost	29.6	27.7	24.7	4.6	4.6	4.4
Expected return on plan assets	(25.3)	(26.7)	(24.1)	(2.2)	(3.5)	(3.4)
Prior service and other costs	1.2	1.2	1.2	1.9	1.9	1.9
Recognized net actuarial loss	6.6	4.4	7.2	0.9	-	0.2
Special-termination benefits	2.0	0.6	0.6	-	-	-
Accretion of regulatory liability	-	-	-	0.8	0.8	0.8
Periodic expense	$24.0	$16.8	$20.0	$6.7	$4.5	$4.8

Assumptions at January 1, used to calculate pension and postretirement benefits expense for the years, were as follows:

	2009	2008	2007
Discount rate	6.5%	6.5%	5.75%
Rate of increase in compensation	4.0	4.0	4.0
Long-term return on assets	7.5	8.0	8.0
Health-care inflation rate	8.0 decreasing to 5.0% by 2011	7.0 decreasing to 5.0% by 2011	8.0 decreasing to 5.0% in 2011

The 2010 estimated pension expense is $24.8 million. In 2010, $7.1 million of estimated actuarial loss and $1.2 million of prior service cost for the pension plan will be amortized from AOCI. The 2010 estimated post-retirement expense is $5.6 million excluding amortization of a regulatory liability. In 2010, $1.9 million of net transition obligation and $0.7 million of estimated actuarial loss for the postretirement benefit plans will be amortized from AOCI.

Service costs and interest costs are sensitive to changes in the health-care inflation rate. A 1% increase in the health-care inflation rate would increase the yearly service and interest costs by $0.1 million and the accumulated postretirement-benefit obligation by $1.1 million. A 1% decrease in the health-care inflation rate would decrease the yearly service cost and interest cost by $0.1 million and the accumulated postretirement-benefit obligation by $1.0 million.

Employee Investment Plan (EIP)

The Employee Investment Plan (EIP) allows eligible employees to purchase shares of Questar common stock or other investments through payroll deduction at the current fair market value on the transaction date. The Company currently contributes an overall match of 80% or 100% of employees' pre-tax purchases up to a maximum of 6% of their qualifying earnings. In addition, the Company contributes $200 annually to the EIP for each eligible employee. The EIP trustee purchases Questar shares on the open market with cash received. The Company recognizes expense equal to its yearly contributions. Questar's recast expense amounted to $5.2 million in 2009, $5.4 million in 2008, and $5.0 million in 2007.

Note 14 - Operations by Line of Business

Questar's three complementary lines of business include Wexpro, which develops and produces natural gas on behalf of Questar Gas's customers; Questar Pipeline, which operates interstate natural gas pipelines and storage facilities; and Questar Gas, which provides retail natural gas distribution in Utah, Wyoming and Idaho. Line-of-business information is presented according to senior management's basis for evaluating performance and considering differences in the nature of products, services and regulation among other factors. Following is a summary of continuing operations by line of business for the three years ended December 31, 2009:

	Questar	Interco.		Questar	Questar
	Consol.	Trans.	Wexpro	Pipeline	Gas	Corp.
	(in millions)
2009 (recast)
Revenues
From unaffiliated customers	$1,109.9	$ -	$17.8	$173.2	$918.9	$ -
From affiliated companies	-	(298.3)	225.1	72.2	1.0	-
Total Revenues	1,109.9	(298.3)	242.9	245.4	919.9	-
Operating expenses
Cost of sales	331.4	(296.8)	-	1.6	626.6	-
Operating and maintenance	167.6	(0.1)	21.2	40.1	106.4	-
General and administrative	93.4	(0.4)	17.0	36.1	42.9	(2.2)
Production and other taxes	42.4	-	20.0	8.6	13.3	0.5
Depreciation, depletion and amortization	147.1	-	58.8	44.3	43.8	0.2
Other operating expenses	-	(1.0)	1.0	-	-	-
Total Operating Expenses	781.9	(298.3)	118.0	130.7	833.0	(1.5)
Net gain (loss) from asset sales	0.2	-	(0.3)	0.5	-	-
Operating Income	328.2	-	124.6	115.2	86.9	1.5
Interest and other income	12.5	(0.9)	3.2	2.5	7.6	0.1
Income from unconsolidated affiliate	3.8	-	-	3.8	-	-
Interest expense	(59.6)	0.9	(0.9)	(29.5)	(28.5)	(1.6)
Income taxes	(104.4)	-	(46.2)	(33.8)	(24.4)	-
Income From Continuing Operations	$180.5	$ -	$80.7	$58.2	$41.6	$ -
Identifiable assets of continuing operations	$3,189.7	$ -	$621.5	$1,165.4	$1,335.2	$67.6
Goodwill	9.8	-	-	4.2	5.6	-
Investment in unconsolidated affiliate	28.1	-	-	28.1	-	-
Cash capital expenditures	299.8	-	116.2	100.8	82.6	0.2
Accrued capital expenditures	292.4	-	110.1	94.5	87.6	0.2
2008 (recast)
Revenues
From unaffiliated customers	$1,201.9	$ -	$31.1	$176.6	$ 994.2	$ -
From affiliated companies	-	(288.0)	209.9	72.0	6.1	-
Total Revenues	1,201.9	(288.0)	241.0	248.6	1,000.3	-
Operating expenses
Cost of sales	457.4	(281.3)	-	1.8	736.9	-
Operating and maintenance	147.5	(0.2)	23.5	37.1	87.1	-
General and administrative	89.1	(0.4)	13.7	36.8	38.7	0.3
Production and other taxes	58.0	-	37.7	7.8	11.9	0.6
Depreciation, depletion and amortization	132.9	-	48.5	42.7	41.5	0.2
Other operating expenses	14.0	(6.1)	6.1	14.0	-	-
Total Operating Expenses	898.9	(288.0)	129.5	140.2	916.1	1.1
Net gain (loss) from asset sales	4.3	-	(0.2)	4.5	-	-
Operating Income (Loss)	307.3	-	111.3	112.9	84.2	(1.1)
Interest and other income	22.6	(5.9)	6.6	10.6	5.2	6.1
Income from unconsolidated affiliate	0.6	-	-	0.6	-	-
Interest expense	(63.9)	5.9	(2.7)	(32.7)	(25.2)	(9.2)

Income taxes	(94.4)	-	(41.3)	(33.4)	(24.0)	4.3
Income From Continuing Operations	$ 172.2	$ -	$ 73.9	$ 58.0	$ 40.2	$ 0.1
Identifiable assets of continuing operations	$3,115.7	$ -	$583.3	$1,115.1	$1,301.7	$115.6
Goodwill	9.8	-	-	4.2	5.6	-
Investment in unconsolidated affiliate	27.6	-	-	27.6	-	-
Cash capital expenditures	349.0	-	143.8	78.3	126.3	0.6
Accrued capital expenditures	358.3	-	144.8	90.7	122.2	0.6
2007(recast)
Revenues
From unaffiliated customers	$1,080.2	$ -	$21.6	$131.0	$927.6	$ -
From affiliated companies	-	(235.5)	155.7	74.9	4.9	-
Total Revenues	1,080.2	(235.5)	177.3	205.9	932.5	-
Operating expenses
Cost of sales	461.0	(230.2)	-	4.0	687.2	-
Operating and maintenance	122.8	(0.1)	16.5	33.0	73.4	-
General and administrative	94.3	(0.3)	14.7	36.0	45.5	(1.6)
Production and other taxes	39.4	-	20.0	7.3	11.5	0.6
Depreciation, depletion and amortization	105.2	-	31.2	35.0	38.8	0.2
Other operating expenses	-	(4.9)	4.9	-	-	-
Total Operating Expenses	822.7	(235.5)	87.3	115.3	856.4	(0.8)
Net gain (loss) from asset sales	(0.3)	-	(0.7)	0.4	-	-
Operating Income	257.2	-	89.3	91.0	76.1	0.8
Interest and other income	16.0	(10.9)	1.9	2.4	7.4	15.2
Interest expense	(48.1)	10.9	(2.0)	(21.7)	(23.8)	(11.5)
Income tax expense	(79.3)	-	(30.0)	(26.7)	(22.3)	(0.3)
Income From Continuing Operations	$ 145.8	-	$ 59.2	$ 45.0	$ 37.4	$ 4.2
Identifiable assets of continuing operations	$2,809.7	$ -	$470.7	$1,094.0	$1,165.2	$79.8
Goodwill	9.8	-	-	4.2	5.6	-
Cash capital expenditures	559.4	-	105.0	318.5	135.9	-
Accrued capital expenditures	561.1	-	109.4	321.7	129.9	0.1

Note 15 - Quarterly Financial Information (Unaudited)

Following is a summary of unaudited quarterly financial information:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
	(in millions, except per-share amounts)
2009 (recast)
Revenues	$449.4	$185.6	$130.9	$344.0	$1,109.9
Operating income	115.4	61.5	51.4	99.9	328.2
Income from continuing operations	65.3	33.0	26.8	55.4	180.5
Discontinued operations, net of income taxes	1.9	44.9	71.4	94.6	212.8
Net income attributable to Questar	67.2	77.9	98.2	150.0	393.3
Per share information attributable to Questar
Basic EPS from continuing operations	$0.38	$0.18	$0.16	$0.31	$1.03
Basic EPS attributable to Questar	0.39	0.44	0.57	0.86	2.26
Diluted EPS from continuing operations	0.37	0.18	0.16	0.31	1.02

Diluted EPS attributable to Questar	0.38	0.44	0.56	0.85	2.23
2008 (recast)
Revenues	$443.8	$212.0	$171.7	$374.4	$1,201.9
Operating income	111.3	52.9	51.6	91.5	307.3
Income from continuing operations	62.7	29.3	27.0	53.2	172.2
Discontinued operations, net of income taxes	123.1	143.3	177.2	68.0	511.6
Net income attributable to Questar	185.8	172.6	204.2	121.2	683.8
Per share information attributable to Questar
Basic EPS from continuing operations	$0.36	$0.17	$0.16	$0.31	$1.00
Basic EPS attributable to Questar	1.08	1.00	1.18	0.70	3.96
Diluted EPS from continuing operations	0.35	0.17	0.15	0.31	0.98
Diluted EPS attributable to Questar	1.05	0.98	1.16	0.69	3.88

Note 16 - Supplemental Gas and Oil Information (Unaudited)

The Company is making the following supplemental disclosures of gas and oil producing activities, in accordance with ASC 932 "Extractive Activities - Oil and Gas" as amended by ASU 2010-03 "Oil and Gas Reserve Estimation and Disclosures" and SEC Regulation S-X.

The Company uses the successful efforts accounting method for its cost-of-service gas and oil properties.

Cost-of-Service Activities

The following information is provided with respect to cost-of-service gas and oil properties managed and developed by Wexpro and governed by the Wexpro Agreement. Information on the standardized measure of future net cash flows has not been included for cost-of-service activities because the operations of and return on investment for such properties are regulated by the Wexpro Agreement.

Capitalized Costs of Cost-of-Service Activities

Capitalized costs for cost-of-service gas and oil properties net of the related accumulated depreciation and amortization are shown below.

	December 31,
	2009	2008
	(in millions)
Wexpro	$593.9	$536.6
Questar Gas	10.4	11.2
Total capitalized costs of cost-of-service activities	$604.3	$547.8

Costs Incurred for Cost-of-Service Activities

Costs incurred by Wexpro for cost-of-service gas and oil-producing activities were $113.2 million in 2009, $148.0 million in 2008 and $110.7 million in 2007.

Results of Operation of Cost-of-Service Activities

Following are the results of operation of cost-of-service gas and oil-development activities, before corporate overhead and interest expenses:

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Revenues
From unaffiliated companies	$ 17.8	$ 31.1	$ 21.6
From affiliates(a)	225.1	209.9	155.7
Total revenues	242.9	241.0	177.3
Production costs	42.1	67.3	41.4

Depreciation, depletion and amortization	58.8	48.5	31.2
Total expenses	100.9	115.8	72.6
Revenues less expenses	142.0	125.2	104.7
Income taxes	(51.7)	(44.9)	(35.2)
Results of operation for cost-of-service producing activities excluding corporate overhead and interest expenses	$ 90.3	$ 80.3	$ 69.5

(a) Primarily represents revenues received from Questar Gas pursuant to the Wexpro Agreement. Revenues include reimbursement of general and administrative expenses amounting to $16.7 million in 2009, $13.3 million in 2008 and $14.4 million in 2007.

Estimated Quantities of Cost-of-Service Proved Gas and Oil Reserves

Estimates of cost-of-service proved gas and oil reserves have been prepared in accordance with professional engineering standards and the Company's established internal controls, which includes the compliance oversight of a multi-functional reserves review committee that reports to the Company's board of directors. The estimates set forth below were prepared by Wexpro's reservoir engineers, individuals who possess professional qualifications and demonstrated competency in reserves estimation and evaluation.

Because gas reserves managed, developed and produced by Wexpro are delivered to Questar Gas at cost-of-service, SEC guidelines with respect to standard economic assumptions are not applicable. The SEC acknowledges this potential circumstance and provides that companies may give appropriate recognition to differences arising because of the effect of the ratemaking process. Accordingly, Wexpro uses a minimum-producing rate or maximum well-life limit to determine the ultimate quantity of reserves attributable to each well.

			Natural Gas
	Natural Gas	Oil and NGL	Equivalents
	(Bcf)	(MMbbl)	(Bcfe)
Proved Reserves
Balance at January 1, 2007	620.6	4.4	647.0
Revisions-
Previous estimates	(29.9)	-	(30.0)
Pinedale increased-density(a)	24.6	0.2	25.9
Extensions and discoveries	35.5	0.1	36.4
Production	(34.9)	(0.4)	(37.4)
Balance at December 31, 2007	615.9	4.3	641.9
Revisions-
Previous estimates	(19.6)	(0.1)	(20.2)
Pinedale increased-density(a)	65.1	0.5	68.2
Extensions and discoveries	31.6	0.2	32.6
Production	(46.1)	(0.4)	(48.6)
Balance at December 31, 2008	646.9	4.5	673.9
Revisions - previous estimates	(27.3)	(0.2)	(28.3)
Extensions and discoveries	78.0	0.6	81.4
Production	(48.2)	(0.4)	(50.7)
Balance at December 31, 2009	649.4	4.5	676.3

Proved Developed Reserves
Balance at January 1, 2007	440.6	2.9	458.2
Balance at December 31, 2007	439.4	2.9	456.9
Balance at December 31, 2008	471.4	3.1	489.9
Balance at December 31, 2009	477.1	3.1	495.5

Proved Undeveloped Reserves
Balance at January 1, 2007	180.0	1.5	188.8
Balance at December 31, 2007	176.5	1.4	185.0
Balance at December 31, 2008	175.5	1.4	184.0
Balance at December 31, 2009	172.3	1.4	180.8

(a)Estimates of the quantity of proved reserves from the Company's Pinedale Anticline leasehold in western Wyoming have changed substantially over time as a result of numerous factors including, but not limited to, additional development drilling activity, producing well performance and the development and application of reliable technologies. The continued analysis of new data has led to progressive increases in estimates of original gas-in-place at Pinedale and to a better understanding of the appropriate well density to maximize the economic recovery of the in-place volumes. With the application of the amendments of ASC 932 in ASU 2010-03, reserves associated with Pinedale increased density drilling are included in extensions and discoveries for the year ended December 31, 2009, because each new well drilled recovers incremental reserves that would otherwise be unrecoverable.

Financial Statement Schedule:

QUESTAR CORPORATION
Schedule of Valuation and Qualifying Accounts (recast)

			Column D
		Column C	Deductions for
Column A Description	Column B Beginning Balance	Amounts charged to expense	accounts written off and other	Column E Ending Balance
	(in millions)
Year Ended December 31, 2009
Allowance for bad debts	$5.8	$3.4	($3.8)	$5.4
Year Ended December 31, 2008
Allowance for bad debts	2.7	6.6	(3.5)	5.8
Allowance for notes receivable	2.8	-	(2.8)	-
Year Ended December 31, 2007
Allowance for bad debts	3.5	2.5	(3.3)	2.7
Allowance for notes receivable	3.1	-	(0.3)	2.8

PART IV

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) and (c) Financial statements and financial statement schedules filed as part of this report are listed in the index included in Item 8 of this report.

(b) Exhibits. The following is a list of exhibits required to be filed as a part of this report in Item 15(b).

Exhibit No.

Description

  2.1.*

Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit No. 2.1. to a Current Report on Form 8-K dated June 12, 2010.)

  3.1.

Amended and restated Articles of Incorporation. (Appendix A to the Definitive Proxy Statement filed in connection with the registrant's May 18, 2010, Annual Meeting of Shareholders.)

  3.2.*

Amended and Restated Bylaws of the Company, effective June 14, 2010. (Exhibit No. 3.1. to a Current Report on Form 8-K dated June 12, 2010.)

  4.2.*

Questar Dividend Reinvestment and Stock Purchase Plan. (Exhibit No. 4. to a Current Report on Form 8-K dated February 8, 2000.)

10.1.*

Stipulation and Agreement, dated October 14, 1981, executed by Mountain Fuel; Wexpro; the Utah Department of Business Regulations, Division of Public Utilities; the Utah Committee of Consumer Services; and the staff of the Public Service Commission of Wyoming. (Exhibit No. 10(a) to Mountain Fuel Supply Company's Annual Report on Form 10-K for 1981.)

10.2.*1

Questar Corporation Annual Management Incentive Plan, as amended and restated effective October 28, 2008. (Exhibit No. 10.17. to the Annual Report on Form 10-K for 2008.)

10.3.*1

Questar Corporation Executive Incentive Retirement Plan, as amended and restated effective January 1, 2005. (Exhibit No. 10.3. to Annual Report on Form 10-K for 2004.)

10.4.1

Questar Corporation Long-term Stock Incentive Plan, as amended and restated effective May 18, 2010.

10.5.1

First Amendment of Questar Corporation Long-term Stock Incentive Plan, effective June 12, 2010.

10.6.*1

Questar Corporation Executive Severance Compensation Plan, as amended and restated effective October 23, 2007. (Exhibit No. 99.1 to a Current Report on Form 8-K dated October 24, 2007.)

10.7.1

Questar Corporation Deferred Compensation Plan for Directors, as amended and restated effective June 12, 2010.

10.8.*1

Questar Corporation Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005, adopted August 7, 2007. (Exhibit 10.7. to the Annual Report on Form 10-K for 2007.)

10.9.*1

Questar Corporation Stock Option Plan for Directors, as amended and restated effective October 29, 1998. (Exhibit No. 10.10. to a Quarterly Report on Form 10-Q for quarter ended September 30, 1998.)

10.10.*1

Form of Individual Indemnification Agreement dated February 9, 1993, between Questar Corporation and Directors. (Exhibit No. 10.11. to the Annual Report on Form 10-K for 1992.)

10.11.*1

Questar Corporation Deferred Share Plan, as amended and restated effective January 1, 2003. (Exhibit No.10.10 to the Annual Report on Form 10-K for 2004.)

10.12.*1

Questar Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2003. (Exhibit No. 10.11. to the Annual Report on Form 10-K for 2004.)

10.13.*1

Questar Corporation Directors' Stock Plan, as approved May 21, 1996. (Exhibit No. 10.15. to the Quarterly Report on Form 10-Q for quarter ended June 30, 1996.)

10.14.1

Questar Corporation Deferred Compensation Wrap Plan, as amended and restated June 12, 2010.

10.15.*1

Questar Corporation Long-Term Cash Incentive Plan, as amended and restated effective October 28, 2008. (Exhibit No. 10.14. to Annual Report on Form 10-K for 2008.)

10.16.*1

Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.1. to a Current Report on Form 8-K dated June 16, 2010).

10.17.*

Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.2 to a Current Report on Form 8-K dated June 16, 2010).

10.18.*

Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.3. to a Current Report on Form 8-K dated June 16, 2010).

10.19.*1

Separation Agreement between Questar Corporation and Keith O. Rattie, approved June 14, 2010. (Exhibit 10.4. to a Current Report on Form 8-K dated June 16, 2010).

10.20.*

Multi-Year Revolving Credit Agreement, dated as of June 30, 2010, among Questar Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, Barclays Capital and Deutsche Bank Trust Company Americas, as syndication agents, and the lenders party thereto (Exhibit 10.1. to a Current Report on Form 8-K dated July 1, 2010).

10.21.*

364-Day Revolving Credit Agreement, dated as of June 30, 2010, among Questar Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, Barclays Capital and Deutsche Bank Trust Company Americas, as syndication agents, and the lenders party thereto (Exhibit 10.2. to a Current Report on Form 8-K dated July 1, 2010).

10.22.*1

Amendment to Questar Corporation Stock Option Agreements with Mr. Keith O. Rattie. (Exhibit No. 10.1. to a Current Report on Form 8-K dated June 28, 2010.)

10.23.*1

Questar Corporation Form of Restricted Stock Units Agreement for restricted stock units granted to Mr. Keith O. Rattie. (Exhibit No. 10.2. to a Current Report on Form 8-K dated June 28, 2010.)

10.24.1

Questar Corporation Annual Management Incentive Plan II, as amended and restated on January 1, 2010.

10.25.1

First Amendment of Questar Corporation Annual Management Incentive Plan II, effective June 12, 2010.

10.26*1

Form of Phantom Stock Agreement dated February 12, 2008, for shares granted to non-employee directors. (Exhibit 10.4. to Current Report on Form 8-K dated February 13, 2008.)

10.27.*1

Form of Restricted Stock Agreement dated February 10, 2009, for shares granted to other officers. (Exhibit No. 99.2. to a Current Report on Form 8-K dated February 10, 2009.)

10.28.*1

Form of Restricted Stock Agreement dated February 10, 2009, for shares granted to non-employee directors. (Exhibit No. 99.3. to a Current Report on Form 8-K dated February 10, 2009.)

10.29.*1

Form of Phantom Stock Agreement dated February 10, 2009, for shares granted to non-employee directors. (Exhibit No. 99.4. to a Current Report on Form 8-K dated February 10, 2009.)

10.30.*1

Form of Option Agreement dated February 10, 2009, for options granted to other officers. (Exhibit No. 99.6. to a Current Report on Form 8-K dated February 10, 2009.)

12.

Ratio of earnings to fixed charges.

14.*

Business Ethics and Compliance Policy.

21.*

Subsidiary Information.

23.1.

Consent of Independent Registered Public Accounting Firm.

23.2.

Consent of Independent Petroleum Engineers and Geologists.

23.3

Qualifications and report of Independent Petroleum Engineers and Geologists.

24.*

Power of Attorney.

31.1.*

Chief Executive Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(Exhibit 31.1 filed in Questar's Annual Report on Form 10-K for 2009.)

31.2.*

Chief Financial Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(Exhibit 31.2 filed in Questar's Annual Report on Form 10-K for 2009.)

32.*

Chief Executive Officer and Chief Financial Officer Certification pursuant to Section 906 of the Sarbanes Oxley Act of 2002. (Exhibit 32 filed in Questar's Annual Report on Form 10-K for 2009.)

101.INS

XBRL Instance.

101.SCH

XBRL Taxonomy.

101.LAB

XBRL Labels.

101.PRE

XBRL Presentation.

101.CAL

XBRL Calculations.

101.DEF

XBRL Definitions.

*Exhibits so marked have been filed with the Securities and Exchange Commission as part of the indicated filing and are incorporated herein by reference.

1Exhibits so marked is a management contract or compensation plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of September 2010.

QUESTAR CORPORATION

   (Registrant)

By /s/ Ronald W. Jibson

Ronald W. Jibson,

President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ Martin H. Craven

Vice President, Chief Financial Officer

Martin H. Craven

and Treasurer

(Principal Financial and Accounting Officer)

*Teresa Beck

Director

*R. D. Cash

Director

*Gary G. Michael

Director

*Keith O. Rattie

Chairman of the Board

*Harris H. Simmons

Director

*Bruce A. Williamson

Director

September 29, 2010

*/s/ Ronald W. Jibson

  Ronald W. Jibson, Attorney in Fact

EXHIBIT INDEX

Exhibit No.

Description

  2.1.*

Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit No. 2.1. to a Current Report on Form 8-K dated June 12, 2010.)

  3.1.

Amended and restated Articles of Incorporation. (Appendix A to the Definitive Proxy Statement filed in connection with the registrant's May 18, 2010, Annual Meeting of Shareholders.)

  3.2.*

Amended and Restated Bylaws of the Company, effective June 14, 2010. (Exhibit No. 3.1. to a Current Report on Form 8-K dated June 12, 2010.)

  4.2.*

Questar Dividend Reinvestment and Stock Purchase Plan. (Exhibit No. 4. to a Current Report on Form 8-K dated February 8, 2000.)

10.1.*

Stipulation and Agreement, dated October 14, 1981, executed by Mountain Fuel; Wexpro; the Utah Department of Business Regulations, Division of Public Utilities; the Utah Committee of Consumer Services; and the staff of the Public Service Commission of Wyoming. (Exhibit No. 10(a) to Mountain Fuel Supply Company's Annual Report on Form 10-K for 1981.)

10.2.*1

Questar Corporation Annual Management Incentive Plan, as amended and restated effective October 28, 2008. (Exhibit No. 10.17. to the Annual Report on Form 10-K for 2008.)

10.3.*1

Questar Corporation Executive Incentive Retirement Plan, as amended and restated effective January 1, 2005. (Exhibit No. 10.3. to Annual Report on Form 10-K for 2004.)

10.4.1

Questar Corporation Long-term Stock Incentive Plan, as amended and restated effective May 18, 2010.

10.5.1

First Amendment of Questar Corporation Long-term Stock Incentive Plan, effective June 12, 2010.

10.6.*1

Questar Corporation Executive Severance Compensation Plan, as amended and restated effective October 23, 2007. (Exhibit No. 99.1 to a Current Report on Form 8-K dated October 24, 2007.)

10.7.1

Questar Corporation Deferred Compensation Plan for Directors, as amended and restated effective June 12, 2010.

10.8.*1

Questar Corporation Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005, adopted August 7, 2007. (Exhibit 10.7. to the Annual Report on Form 10-K for 2007.)

10.9.*1

Questar Corporation Stock Option Plan for Directors, as amended and restated effective October 29, 1998. (Exhibit No. 10.10. to a Quarterly Report on Form 10-Q for quarter ended September 30, 1998.)

10.10.*1

Form of Individual Indemnification Agreement dated February 9, 1993, between Questar Corporation and Directors. (Exhibit No. 10.11. to the Annual Report on Form 10-K for 1992.)

10.11.*1

Questar Corporation Deferred Share Plan, as amended and restated effective January 1, 2003. (Exhibit No.10.10 to the Annual Report on Form 10-K for 2004.)

10.12.*1

Questar Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2003. (Exhibit No. 10.11. to the Annual Report on Form 10-K for 2004.)

10.13.*1

Questar Corporation Directors' Stock Plan, as approved May 21, 1996. (Exhibit No. 10.15. to the Quarterly Report on Form 10-Q for quarter ended June 30, 1996.)

10.14.1

Questar Corporation Deferred Compensation Wrap Plan, as amended and restated June 12, 2010.

10.15.*1

Questar Corporation Long-Term Cash Incentive Plan, as amended and restated effective October 28, 2008. (Exhibit No. 10.14. to Annual Report on Form 10-K for 2008.)

10.16.*1

Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.1. to a Current Report on Form 8-K dated June 16, 2010).

10.17.*

Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.2 to a Current Report on Form 8-K dated June 16, 2010).

10.18.*

Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc. (Exhibit 10.3. to a Current Report on Form 8-K dated June 16, 2010).

10.19.*1

Separation Agreement between Questar Corporation and Keith O. Rattie, approved June 14, 2010. (Exhibit 10.4. to a Current Report on Form 8-K dated June 16, 2010).

10.20.*

Multi-Year Revolving Credit Agreement, dated as of June 30, 2010, among Questar Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, Barclays Capital and Deutsche Bank Trust Company Americas, as syndication agents, and the lenders party thereto (Exhibit 10.1. to a Current Report on Form 8-K dated July 1, 2010).

10.21.*

364-Day Revolving Credit Agreement, dated as of June 30, 2010, among Questar Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, Barclays Capital and Deutsche Bank Trust Company Americas, as syndication agents, and the lenders party thereto (Exhibit 10.2. to a Current Report on Form 8-K dated July 1, 2010).

10.22.*1

Amendment to Questar Corporation Stock Option Agreements with Mr. Keith O. Rattie. (Exhibit No. 10.1. to a Current Report on Form 8-K dated June 28, 2010.)

10.23.*1

Questar Corporation Form of Restricted Stock Units Agreement for restricted stock units granted to Mr. Keith O. Rattie. (Exhibit No. 10.2. to a Current Report on Form 8-K dated June 28, 2010.)

10.24.1

Questar Corporation Annual Management Incentive Plan II, as amended and restated on January 1, 2010.

10.25.1

First Amendment of Questar Corporation Annual Management Incentive Plan II, effective June 12, 2010.

10.26*1

Form of Phantom Stock Agreement dated February 12, 2008, for shares granted to non-employee directors. (Exhibit 10.4. to Current Report on Form 8-K dated February 13, 2008.)

10.27.*1

Form of Restricted Stock Agreement dated February 10, 2009, for shares granted to other officers. (Exhibit No. 99.2. to a Current Report on Form 8-K dated February 10, 2009.)

10.28.*1

Form of Restricted Stock Agreement dated February 10, 2009, for shares granted to non-employee directors. (Exhibit No. 99.3. to a Current Report on Form 8-K dated February 10, 2009.)

10.29.*1

Form of Phantom Stock Agreement dated February 10, 2009, for shares granted to non-employee directors. (Exhibit No. 99.4. to a Current Report on Form 8-K dated February 10, 2009.)

10.30.*1

Form of Option Agreement dated February 10, 2009, for options granted to other officers. (Exhibit No. 99.6. to a Current Report on Form 8-K dated February 10, 2009.)

12.

Ratio of earnings to fixed charges.

14.*

Business Ethics and Compliance Policy.

21.*

Subsidiary Information.

23.1.

Consent of Independent Registered Public Accounting Firm.

23.2.

Consent of Independent Petroleum Engineers and Geologists.

23.3

Qualifications and report of Independent Petroleum Engineers and Geologists.

24.*

Power of Attorney.

31.1.*

Chief Executive Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(Exhibit 31.1. filed in Questar's Annual Report on Form 10-K for 2009.)

31.2.*

Chief Financial Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(Exhibit 31.2. filed in Questar's Annual Report on Form 10-K for 2009.)

32.*

Chief Executive Officer and Chief Financial Officer Certification pursuant to Section 906 of the Sarbanes Oxley Act of 2002. (Exhibit 32. filed in Questar's Annual Report on Form 10-K for 2009.)

101.INS

XBRL Instance.

101.SCH

XBRL Taxonomy.

101.LAB

XBRL Labels.

101.PRE

XBRL Presentation.

101.CAL

XBRL Calculations.

101.DEF

XBRL Definitions.

*Exhibits so marked have been filed with the Securities and Exchange Commission as part of the indicated filing and are incorporated herein by reference.

1Exhibits so marked is a management contract or compensation plan or arrangement.